UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Taubman Centers, Inc.

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TAUBMAN CENTERS, INC.

Notice of 2009 Annual Meeting of Shareholders

To be held May 29, 2009

To the Shareholders of Taubman Centers, Inc.:

The 2009 annual meeting of shareholders of Taubman Centers, Inc. (the “Company”) will be held on Friday, May 29, 2009, at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect three directors to serve until the annual meeting of shareholders in 2012;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 31, 2009 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

This year, we have elected to take advantage of the SEC’s rule allowing us to furnish proxy materials to you primarily through the Internet. We believe electronic delivery will expedite the receipt of materials, significantly lower costs and conserve natural resources. On or about April 14, 2009, we mailed to our shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice containing instructions on how to access our 2009 proxy statement and 2008 annual report through the Internet and how to vote through the Internet. The notice also included instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners received a similar notice from their broker, trustee, bank or other nominee. Please do not mail in the notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the notice or in addition to sending the notice.

If you received the proxy materials by paper delivery, the annual report, proxy statement (together with the notice of annual meeting), and proxy card or voting instruction card were enclosed. You can elect to receive future proxy materials by e-mail at no charge instead of receiving these materials by paper delivery by voting using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years.

By Order of the Board of Directors

Robert S. Taubman,
Chairman of the Board, President and Chief Executive Officer

Bloomfield Hills, Michigan
April 14, 2009

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

TAUBMAN CENTERS, INC.
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324

Proxy Statement for 2009 Annual Meeting of Shareholders

References in this proxy statement to the “Company” mean Taubman Centers, Inc. and/or one or more subsidiaries, including, but not limited to, The Taubman Realty Group Limited Partnership (“TRG”), the Company’s majority-owned subsidiary partnership through which the Company owns interests in shopping centers, and The Taubman Company LLC (the “Manager”), which is approximately 99% beneficially owned by TRG and provides property management, leasing, development and other administrative services to, among others, the Company and its shopping centers. The Manager employs all U.S. employees of the Company and assists in all employee compensation matters.

This proxy statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. to be held at 11:00 a.m., Eastern time, on Friday, May 29, 2009 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at the 2009 annual meeting and at any adjournment or postponement of such meeting. On or about April 14, 2009, the Company mailed to its shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice (the “Notice”) containing instructions on how to access this proxy statement and the 2008 annual report through the Internet. Beneficial owners received a similar notice from their broker, trustee, bank or other nominee. In addition, on or about April 14, 2009, the Company and brokers, trustees, banks and other nominees began mailing or e-mailing the proxy materials to shareholders of record who previously requested such delivery. Notwithstanding anything to the contrary in this proxy statement, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice.

About the Meeting

What is the purpose of the 2009 annual meeting of shareholders?

At the 2009 annual meeting of shareholders, holders of the Company’s common stock (the “common stock”) and Series B Non-Participating Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the common stock, the “Voting Stock”) will act upon the matters outlined in the accompanying notice of meeting, including the election of three directors to serve until the annual meeting of shareholders in 2012 and the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

Who is entitled to vote?

Only record holders of Voting Stock at the close of business on the record date of March 31, 2009 are entitled to receive notice of the annual meeting and to vote those shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

The Company’s common stock and Series B Preferred Stock vote together as a single class and constitute the voting stock of the Company. The Company’s 8% Series G Cumulative Redeemable Preferred Stock and 7.625% Series H Cumulative Redeemable Preferred Stock (collectively, the “Non-Voting Preferred Stock”) do not entitle their holders to vote at the annual meeting. No other shares of the Company’s capital stock other than the Voting Stock and the Non-Voting Preferred Stock are outstanding, although the Company has authorized the issuance of shares of an additional series of preferred stock subject to the exercise of conversion rights granted to certain holders of preferred equity in TRG.

What is the Series B Preferred Stock?

The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. Only TRG partners can acquire shares of Series B Preferred Stock; for nominal consideration, TRG partners can acquire such number of shares of Series B Preferred Stock equal to the number of units of limited partnership in TRG (“TRG units”) that they hold. If a TRG partner tenders its TRG units for common stock under the Company’s Continuing Offer (described herein), it is required to redeem an equal number of shares of Series B Preferred Stock. If a TRG partner exercises options to acquire TRG units and elects to hold TRG units, such partner may also acquire an equal number of Series B shares. As of the date hereof, Messrs. Robert Taubman and William Taubman are the only TRG partners who are also employees. All other employees are not TRG partners and upon their exercise of options to acquire TRG units, the TRG units are automatically converted to shares of common stock under the Continuing Offer.

The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company’s shareholders and votes together with the common stock on all matters as a single class. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. One current director whose term is expiring, Mr. William Taubman, has been re-nominated by the holders of the Series B Preferred Stock. Two current directors whose terms are not expiring, Mr. Robert Taubman and Ms. Lisa Payne, were also nominated by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock are entitled to nominate one more individual for election as a director of the Company, but they have chosen not to do so with respect to this annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 79,539,271 shares of Voting Stock were outstanding, consisting of 53,120,036 shares of common stock and 26,419,235 shares of Series B Preferred Stock. Proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and a beneficial owner?

Shareholders of Record.  If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice is, or if requested these proxy materials (including a proxy card) are, being sent directly to you by Broadridge Investor Communications Solutions on behalf of the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote in person at the annual meeting.

Beneficial Owners.  Many of the Company’s shareholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and a Notice is, or if requested these proxy materials (including a voting instruction card) are, being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote and are also invited to attend the annual meeting. Your broker, trustee, bank or nominee has enclosed voting instructions for you to use in directing the broker, trustee, bank or nominee on how to vote your shares. Since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a proxy from your broker, trustee, bank or nominee and bring such proxy to the annual meeting.

Why did many shareholders receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

This year, the Company has elected to take advantage of the Securities and Exchange Commission’s (“SEC”) rule allowing it to furnish proxy materials to you primarily through the Internet. The Company believes electronic delivery will expedite the receipt of materials, significantly lower costs and conserve natural resources. On or about April 14, 2009, the Company mailed to its shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a Notice containing instructions on how to access this proxy statement and the 2008 annual report through the Internet and how to vote through the Internet. The Notice also included instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners received a similar notice from their broker, trustee, bank or other nominee. Please do not mail in the notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary in this proxy statement, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice.

If you received the proxy materials by paper delivery, the annual report, proxy statement (together with the notice of annual meeting) and proxy card or voting instruction card were enclosed. You can elect to receive future proxy materials, at no charge, by e-mail instead of receiving these materials by paper delivery by voting using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years.

How can I access the Company’s proxy materials and other reports filed with the SEC?

The Company’s website, www.taubman.com, at Investing—Financial Information, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. Further, you can view these documents on a website maintained by the SEC at www.sec.gov.

As noted above, most shareholders will receive a Notice with instructions on how to view the proxy materials through the Internet. The Notice includes a control number that must be entered on the Internet in order to view the proxy materials. The Notice also describes how to receive the proxy materials by paper delivery or e-mail. You can elect to receive future proxy materials by e-mail at no charge by voting using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years. If you received the proxy materials by paper delivery, and would like additional paper copies without charge, please send a written request to the Company’s executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324. If you received the proxy materials by paper delivery, you can also view this proxy statement and the 2008 annual report through the Internet by accessing the Company’s website, www.taubman.com under Investing—Financial Information and Investing—Annual Reports.

The references to the website addresses of the Company and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the meeting, the Company encourages you to vote your shares prior to the meeting.

Shareholders of Record.  If you are a shareholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.  If you hold your shares through a broker, trustee, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, trustee, bank or other nominee giving you the power to vote such shares and bring such proxy to the annual meeting.

Can I vote my shares without attending the annual meeting?

By Mail.  If you received your annual meeting materials by paper delivery, you may vote by completing, signing and returning the enclosed proxy card or voting instruction card. Please do not mail in the Notice, as it is not intended to serve as a voting instrument.

By telephone.  If you received your annual meeting materials by paper delivery, you may vote by telephone as indicated on your enclosed proxy card or voting instruction card.

Through the Internet.  You may vote through the Internet as instructed on your Notice, proxy card, voting instruction card, or e-mail notification. In order to vote through the Internet, you must enter the control number that was provided on your Notice, proxy card, voting instruction card, or e-mail notification. The control number can be found on your Notice, proxy card, voting instruction card, or e-mail notification, depending on which type of notification you received. If you do not have any of these materials and are a shareholder of record, you may contact Taubman Centers Investor Services (248-258-7367) to request a proxy card (which will include your control number) to be mailed to your address on record or an e-mail with your control number to be sent to your e-mail address on record. If you do not have any of these materials and are a beneficial owner, you must contact your broker, trustee, bank or other nominee to obtain your control number.

Can I change my vote?

Shareholders of Record.  You may change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card bearing a later date, through the Internet, by telephone, or by attending the annual meeting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request and file the proper documentation with the Secretary of the Company. You may also revoke your proxy at any time by delivering a later-dated written revocation to the Secretary of the Company.

Beneficial Owners.  If you hold your shares through a broker, trustee, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What if I beneficially own shares through the Company’s 401(k) Plan?

Your proxy will serve to instruct the trustee of the 401(k) Plan how to vote your shares. If no direction is given to the trustee, the trustee will vote your shares held in the plan in the same proportion as votes received from other participants in the plan. To allow sufficient time for the trustee to vote your shares, your proxy must be received by 11:59 p.m. Eastern time on May 26, 2009. If you would like to revoke or change your voting instructions, you must do so by 11:59 p.m. Eastern time on May 26, 2009.

What does it mean if I receive more than one Notice, proxy card or voting instruction card?

If you receive more than one Notice, proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company’s transfer agent. Please take action with respect to each Notice, proxy card and voting instruction card that you receive. The Company recommends that you contact such persons to consolidate as many accounts as possible under the same name and address.

What if I do not vote for some of the proposals?

Shareholders of Record.  Proxies that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy that properly comes before the annual meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners.  If you hold your shares in street name through a broker, trustee, bank or other nominee and do not provide voting instructions for any or all matters, such nominee will determine if it has the discretionary authority to vote your shares. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters.

What are the Board’s recommendations?

The Board recommends a vote:

Proposal 1 – FOR the re-election of the nominated slate of three directors.

Proposal 2 – FOR the ratification of KPMG as the Company’s independent registered public accounting firm for 2009.

What vote is required to approve each item?

Proposal 1 – Election of Directors.  The three nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of nominees discussed in this proxy statement consists of three directors, Messrs. Allison, Karmanos and William Taubman, whose terms are expiring. Withheld votes will have no effect on the outcome of the vote.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to ratify the Audit Committee’s appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2009. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

Other Matters.  If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Is a registered list of shareholders available?

The names of shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on Friday, May 29, 2009 at The Townsend Hotel for any purpose reasonably relevant to the meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the annual meeting, and final voting results will be published in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

Security Ownership of Certain Beneficial Owners and Management

Ownership Table

The following table sets forth information regarding the beneficial ownership of the Company’s equity securities as of March 31, 2009 by each of the directors and named executive officers and all of the directors and executive officers as a group. The following table also sets forth information regarding the beneficial ownership of the Company’s Voting Stock by beneficial owners of more than 5% of either class of the Company’s Voting Stock. The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of common stock and Series B Preferred Stock in aggregate, and the notes to the table provide ownership information for the common stock and Series B Preferred Stock on a separate basis, including the percentage of the outstanding shares of the separate class that the holder’s shares represent. Each share of common stock and Series B Preferred Stock is entitled to one vote on each matter to be voted upon. Shares of the Company’s Non-Voting Preferred Stock held by directors or executive officers are specified in the applicable notes to the table, but are not included in the table. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the shares listed below.

	Number of		Percent of
Directors, Executive Officers and More Than 5% Shareholders (1)	Shares (1)		Shares (1)

Robert S. Taubman	3,056,655	(2)	3.8
William S. Taubman	2,025,020	(3)	2.5
Lisa A. Payne	219,220	(4)	*
David T. Weinert	46,970	(5)	*
Morgan B. Parker	10,000	(6)	*
Graham T. Allison	9,360	(7)	*
Jerome A. Chazen	67,869	(8)	*
Craig M. Hatkoff	6,127	(9)	*
Peter Karmanos, Jr.	56,656	(10)	*
William U. Parfet	18,532	(11)	*
Ronald W. Tysoe	2,295	(12)	*
A. Alfred Taubman	22,963,212	(13)	28.9
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,239,019	(14)	5.3
ING Clarion Real Estate Securities, L.P. 201 King of Prussia Rd., Suite 600 Radnor, PA 19087	3,281,046	(15)	4.1
Cohen & Steers, Inc., et al 280 Park Avenue, 10th Floor New York, NY 10017	3,200,630	(16)	4.0
Stichting Pensioenfonds ABP Oude Lindestraat 70, Postbus 2889 6401 DL Heerlen, The Kingdom of the Netherlands	2,808,341	(17)	3.5
Directors and Executive Officers as a Group (14 persons)	3,841,771	(18)	4.7

*	less than 1%

(1)	The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Except as set forth in note 2 below regarding TRG units subject to issuance under the Deferral Agreement (as defined below), the share figures assume that all TRG units issued upon the exercise of options (“options”) granted under The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan, as amended (the “1992 Option Plan”), will be immediately exchanged for an equal number of shares of common stock under the Company’s exchange offer (the “Continuing Offer”) to holders of options and certain partners in TRG. Share figures shown also assume that outstanding TRG units are not exchanged for common stock under the Continuing Offer (to avoid duplication, as a corresponding number of shares of Series B Preferred Stock are owned by each holder of TRG units) and that outstanding shares of Series B Preferred Stock are not converted into common stock (which is permitted, under specified circumstances, at the ratio of one share of common stock for each 14,000 shares of Series B Preferred Stock, with any resulting fractional shares redeemed for cash). As of March 31, 2009, there were 79,539,271 beneficially owned shares of Voting Stock, consisting of 53,120,036 shares of common stock and 26,419,235 shares of Series B Preferred Stock.

References below to shares of common stock subject to issuance under the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Non-Employee Directors’ Deferred Compensation Plan”) refer to restricted stock units granted under such plan. Such restricted stock units are fully vested at the time of grant but do not have voting rights. The deferral period continues until the earlier of the termination of director service or a change of control.

(2)	Consists of (A) 5,925 shares of Series B Preferred Stock that Mr. Robert Taubman owns, 1,338,496 shares of Series B Preferred Stock owned by R & W-TRG LLC (“R&W”), a company owned by Mr. Taubman and his brother, Mr. William Taubman (shared voting and dispositive power), and 871,262 shares of Series B Preferred Stock subject to issuance under the Deferral Agreement (as defined and described below) (in the aggregate, 8.1% of the Series B Preferred Stock), and (B) 36,166 shares of common stock that Mr. Taubman owns, 241,881 shares of common stock that Mr. Taubman has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, 51,000 shares of common stock owned by his wife, 11,925 shares of common stock owned in UTMA accounts for the benefit of his children, and 500,000 shares of common stock owned by R&W (shared voting and dispositive power) (in the aggregate, 1.6% of the common stock).

To avoid duplication, excludes 5,925 TRG units that Mr. Taubman owns, 1,338,496 TRG units owned by R&W and 871,262 TRG units subject to issuance under the Deferral Agreement. Also excludes all shares owned by TRA Partners (“TRAP”), Taubman Realty Ventures (“TRV”), Taub-Co Management, Inc. (“Taub-Co”), TG Partners Limited Partnership (“TG”) and TG Acquisitions (“TGA”), because Mr. Taubman has no voting or dispositive control over such entities’ assets (see note 13 below). Mr. Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W or the other entities described in the previous sentence beyond his pecuniary interest in R&W or such other entities. R&W has pledged 1,338,496 shares of Series B Preferred Stock and 1,338,496 TRG units to Comerica Bank as collateral for various loans.

Pursuant to an Option Deferral Agreement entered into in December 2001 among the Manager, TRG and Mr. Taubman (the “Deferral Agreement”), Mr. Taubman deferred his right to receive 871,262 TRG units (the “Deferred TRG units”) pursuant to options granted to Mr. Taubman in 1992 that Mr. Taubman exercised during 2002. Until the Deferred TRG units are distributed in full, Mr. Taubman will receive distribution equivalents on the Deferred TRG units in the form of cash payments as and when TRG makes distributions on actual TRG units outstanding. Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, the Deferred TRG units will be paid to Mr. Taubman in ten annual installments. The Deferral Agreement will terminate and the Deferred TRG units will be paid to Mr. Taubman in a single distribution upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

(3)	Consists of (A) 5,925 shares of Series B Preferred Stock that Mr. William Taubman owns, and 1,338,496 shares of Series B Preferred Stock owned by R&W (shared voting and dispositive power) (in the aggregate, 5.1% of the Series B Preferred Stock), and (B) 18,156 shares of common stock that Mr. Taubman owns, 132,739 shares of common stock that Mr. Taubman has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, 29,704 shares of common stock owned in UTMA accounts for the benefit of his children, and 500,000 shares of common stock owned by R&W (shared voting and dispositive power) (in the aggregate, 1.3% of the common stock).

To avoid duplication, excludes 5,925 TRG units that Mr. Taubman owns and 1,338,496 TRG units owned by R&W. Also excludes all shares owned by TRAP, TRV, Taub-Co, TG or TGA because Mr. Taubman has no voting or dispositive control over such entities’ assets (see note 13 below). Mr. Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W and the other entities described in the previous sentence beyond his pecuniary interest in R&W and such other entities. R&W has pledged 1,338,496 shares of Series B Preferred Stock and 1,338,496 TRG units to Comerica Bank as collateral for various loans.

(4)	Consists of 149,841 shares of common stock owned and 69,379 shares of common stock that Ms. Payne has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date (in the aggregate, less than 1.0% of the common stock). 141,538 shares of common stock owned are held in a margin account. Excludes 3,000 shares of Series G Preferred Stock owned by Ms. Payne (less than 1% of the Series G Preferred Stock) and 5,000 shares of Series H Preferred Stock owned by Ms. Payne (less than 1% of the Series H Preferred Stock).

Ms Payne is party to a 10b5-1 trading plan entered into on March 10, 2009. The plan provides for monthly sales of 4,000 shares of common stock if the specified minimum trading price is satisfied. Shares that are not sold in a particular month will be available for sale in subsequent months under the plan. A maximum of 44,000 shares remain available for sale under the plan as of March 31, 2009, which is set to expire on February 26, 2010.

(5)	Consists of 7,355 shares of common stock owned and 39,615 shares of common stock which Mr. Weinert has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date (in the aggregate, less than 1.0% of the common stock).

(6)	Consists solely of 10,000 shares of common stock which Mr. Parker has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date (less than 1.0% of the common stock).

(7)	Consists of 2,704 shares of common stock owned and 6,656 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock).

(8)	Consists of 60,000 shares of common stock owned and 7,869 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock). Excludes 75,000 shares of Series G Preferred Stock owned by Mr. Chazen, 30,675 shares of Series G Preferred Stock owned by his wife, and 20,000 shares of Series G Preferred Stock owned in trusts for the benefit of his children (in the aggregate, 3.1% of the Series G Preferred Stock).

(9)	Consists solely of shares of common stock owned (less than 1.0% of the common stock).

(10)	Consists of 50,000 shares of common stock owned and 6,656 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock).

(11)	Consists of 12,645 shares of common stock owned and 5,887 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock).

(12)	Consists solely of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (less than 1.0% of the common stock).

(13)	Includes 100 shares of common stock owned by Mr. A. Alfred Taubman’s revocable trust and 186,837 shares of common stock owned by TRAP (in the aggregate, less than 1.0% of the common stock). Mr. Taubman’s trust is a member of TRAP and has shared authority to vote and dispose of the common stock owned by TRAP. Also includes 9,875 shares of Series B Preferred Stock owned by Mr. Taubman’s trust, 17,699,879 shares of Series B Preferred Stock owned by TRAP, 4,605,361 shares of Series B Preferred Stock owned by TG, 445,191 shares of Series B Preferred Stock owned by TGA, 11,011 shares of Series B Preferred Stock owned by TRV, and 4,958 shares of Series B Preferred Stock owned by Taub-Co. (in the aggregate, 86.2% of the Series B Preferred Stock). To avoid duplication, excludes TRG units of the same amount as Series B Preferred Stock owned by such entities. The sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman’s trust is the managing general partner, and therefore Mr. Taubman may be deemed to be the beneficial owner of the shares of Series B Preferred Stock owned by Taub-Co. Mr. Taubman disclaims beneficial ownership of any shares of Series B Preferred Stock owned by Taub-Co beyond his pecuniary interest in Taub-Co. Mr. Taubman, through control of the managing partner of each of TRV (through Mr. Taubman’s trust), TG and TGA, also has sole authority to vote and (subject to certain limitations) dispose of the shares of Series B Preferred Stock owned by TRV and TG and TGA, respectively, and therefore Mr. Taubman may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock owned by TRV, TG and TGA. Mr. Taubman disclaims beneficial ownership of any shares of Series B Preferred Stock owned by TRV, TG and TGA beyond his pecuniary interest in those entities.

(14)	Pursuant to Schedule 13G/A filed with the SEC on February 13, 2009. Consists solely of shares of common stock owned (8.0% of the common stock). The entity has sole power to vote 21,030 shares and sole power to dispose of 4,239,019 shares.

(15)	Pursuant to Schedule 13G/A filed with the SEC on March 13, 2009. Consists solely of shares of common stock owned (6.2% of the common stock). The entity has sole power to vote 1,806,696 shares, shared power to vote 2,700 shares and sole power to dispose of 3,281,046 shares.

(16)	Pursuant to Schedule 13G/A filed with the SEC on February 17, 2009 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. Consists solely of shares of common stock owned (6.0% of the common stock). Cohen & Steers, Inc., a holding company, has sole power to vote 2,619,802 shares and sole power to dispose of 3,200,630 shares. Cohen & Steers Capital Management, Inc. has sole power to vote 2,611,550 shares and sole power to dispose of 3,188,633 shares. Cohen & Steers Europe S.A. has sole power to vote 8,252 shares and sole power to dispose of 11,997 shares.

(17)	Pursuant to Schedule 13G filed with the SEC on February 13, 2009. Consists solely of shares of common stock owned (5.3% of the common stock).

(18)	Consists of an aggregate of (A) 961,669 shares of common stock owned and 629,131 shares of common stock that such persons have the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, and 29,363 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, 3.0% of the common stock), and (B) 1,350,346 shares of Series B Preferred Stock owned and 871,262 shares of Series B Preferred Stock subject to issuance under the Deferral Agreement (see note 2 above) (in the aggregate, 8.1% of the Series B Preferred Stock).

See notes 4 and 8 for Series G Preferred Stock beneficially owned by Ms. Payne and Mr. Chazen and his wife and children. See note 4 for Series H Preferred Stock beneficially owned by Ms. Payne.

Ownership Limitation

Under the Company’s Restated Articles of Incorporation, in general, no shareholder may own more than 8.23% (the “General Ownership Limit”) in value of the Company’s “Capital Stock” (which term refers to the common stock, preferred stock and Excess Stock, as defined below). The Articles specifically permit two pension trusts to each own 9.9% in value of the Company’s Capital Stock and a third pension trust to own 13.74% in value of the Company’s Capital Stock (collectively, the “Existing Holder Limit”). In addition, the Board of Directors has the authority to allow a “look through entity” to own up to 9.9% in value of the Capital Stock (the “Look Through Entity Limit”), provided that after application of certain constructive ownership rules under the Internal Revenue Code and rules defining beneficial ownership under the Michigan Business Corporation Act, no person would constructively or beneficially own more than the General Ownership Limit. A look through entity is an entity (other than a qualified trust under Section 401(a) of the Internal Revenue Code, certain other tax-exempt entities described in the Articles, or an entity that owns 10% or more of the equity of any tenant from which the Company or TRG receives or accrues rent from real property) whose beneficial owners, rather than the entity, would be treated as owning the capital stock owned by such entity. Changes in the ownership limits can not be made by the Board and would require an amendment to our Articles. Amendments to the Articles require the affirmative vote of holders owning not less than two-thirds of the outstanding Voting Stock.

The Articles provide that if the transfer of any shares of Capital Stock or a change in the Company’s capital structure would cause any person (the “Purported Transferee”) to own Capital Stock in excess of the General Ownership Limit, the Look Through Entity Limit, or the applicable Existing Holder Limit, then the transfer is to be treated as invalid from the outset, and the shares in excess of the applicable ownership limit automatically acquire the status of “Excess Stock.” A Purported Transferee of Excess Stock acquires no rights to shares of Excess Stock.

Rather, all rights associated with the ownership of those shares (with the exception of the right to be reimbursed for the original purchase price of those shares) immediately vest in one or more charitable organizations designated from time to time by the Company’s Board of Directors (each, a “Designated Charity”). An agent designated from time to time by the Board (each, a “Designated Agent”) will act as attorney-in-fact for the Designated Charity to vote the shares of Excess Stock, take delivery of the certificates evidencing the shares that have become Excess Stock, and receive any distributions paid to the Purported Transferee with respect to those shares. The Designated Agent will sell the Excess Stock, and any increase in value of the Excess Stock between the date it became Excess Stock and the date of sale will inure to the benefit of the Designated Charity. A Purported Transferee must notify the Company of any transfer resulting in shares converting into Excess Stock, as well as such other information regarding such person’s ownership of the capital stock as the Company requests.

Under the Articles, only the Designated Agent has the right to vote shares of Excess Stock; however, the Articles also provide that votes cast with respect to certain irreversible corporate actions (e.g., a merger or sale of the Company) will not be invalidated if erroneously voted by the Purported Transferee. The Articles also provide that a director is deemed to be a director for all purposes, notwithstanding a Purported Transferee’s unauthorized exercise of voting rights with respect to shares of Excess Stock in connection with such director’s election.

Although Mr. A. Alfred Taubman beneficially owns 28.9% of the Voting Stock, most of such Voting Stock consists of Series B Preferred Stock (see the beneficial ownership table above). The Series B Preferred Stock is convertible into shares of common stock at a ratio of 14,000 shares of Series B Preferred Stock to one share of common stock, and therefore one share of Series B Preferred Stock has a value of 1/14,000ths of the value of one share of common stock. Accordingly, Mr. A. Alfred Taubman’s significant ownership of Voting Stock does not violate the ownership limitations set forth in the Company’s charter.

Proposal 1 — Election of Directors

The Board currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the 2009 annual meeting of shareholders to serve until such annual meeting in 2012 or until such director’s earlier resignation, retirement or other termination of service. The Board has re-nominated Messrs. Allison, Karmanos and William Taubman for new three-year terms and such persons have agreed to continue to serve as a director if elected by the shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Alternatively, the Board may reduce the size of the Board. Additional information regarding the directors, director nominees and executive officers of the Company is set forth below.

The Board recommends that the shareholders vote FOR each of the Company’s three director nominees that stand for re-election.

Directors and Executive Officers

The Board currently consists of nine members serving three-year staggered terms. Under the Company’s Restated Articles of Incorporation, a majority of the Company’s directors must not be officers or employees of the Company or its subsidiaries. Officers of the Company serve at the pleasure of the Board.

The directors, director nominees and executive officers of the Company are as follows:

			Term
Name	Age	Title	Ending

Graham T. Allison	69	Director	2009
Peter Karmanos, Jr.	66	Director	2009
William S. Taubman	50	Chief Operating Officer and Director	2009
Ronald W. Tysoe	56	Director	2010
Jerome A. Chazen	82	Director	2010
Craig M. Hatkoff	55	Director	2010
Robert S. Taubman	55	Chairman of the Board, President and Chief Executive Officer	2011
Lisa A. Payne	50	Vice Chairman, Chief Financial Officer and Director	2011
William U. Parfet	62	Director	2011
Esther R. Blum	54	Senior Vice President, Controller and Chief Accounting Officer
Stephen J. Kieras	55	Senior Vice President, Development of The Taubman Company LLC
Morgan B. Parker	34	President, Taubman Asia
Robert R. Reese	45	Senior Vice President, Chief Administrative Officer of The Taubman Company LLC
David T. Weinert	49	Senior Vice President, Leasing of The Taubman Company LLC

Graham T. Allison is the Douglas Dillon Professor of Government and the Director of the Belfer Center for Science and International Affairs at Harvard University. He also serves as a director of the Natixis Funds, the Loomis Sayles Funds and the Hansburger Funds and has served on the boards of Belfer Oil and Gas, Chase Manhattan Bank, Getty Oil Company, and USEC. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993, when he became the United States Assistant Secretary of Defense.

Peter Karmanos, Jr. is the founder, and has served as a director since the inception, of Compuware Corporation, a global provider of software solutions and professional services headquartered in Detroit, Michigan. Mr. Karmanos has served as Compuware’s Chairman since November 1978, and as its Chief Executive Officer since July 1987. Mr. Karmanos serves as a director of Worthington Industries, Inc. and as a member of its Compensation and Nominating and Governance Committees. Mr. Karmanos has been a director of the Company since 2000.

William S. Taubman is the Chief Operating Officer of the Company, appointed in 2005, and served as Executive Vice President of the Company from 1994 to 2005. Mr. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. Mr. Taubman has also been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994. Mr. Taubman also serves on the board of trustees of the International Council of Shopping Centers, and is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts. He is also Vice Chairman of New Detroit and serves on the Board of Governors for the Museum of Arts & Design in New York. Mr. Taubman is the brother of Mr. Robert Taubman.

Ronald W. Tysoe was a Senior Advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York from October 2006 through September 2007. Prior to that he was Vice Chairman, Finance and Real Estate, of Federated Department Stores, Inc. (now Macy’s, Inc.), a position he held since April of 1990. Mr. Tysoe served as Chief Financial Officer of Federated from 1990 to 1997 and served on the Federated Board of Directors from 1988 until May of 2005. Mr. Tysoe is a member of the Board of Directors of the following companies: Scripps Networks Interactive, Inc. (spun off from E.W. Scripps Company), a media and broadcasting enterprise (Chairman of the Audit Committee and a member of the Compensation Committee); Canadian Imperial Bank of Commerce (Chairman of the Audit Committee); NRDC Acquisition Corp., a recently formed special purpose acquisition corporation listed on the Amex exchange (member of the Audit Committee); Cintas Corporation (member of the Audit and Corporate Governance and Nominating Committees); and Pzena Investment Management, Inc. (member of the Audit, Compensation and Corporate Governance Committees). Mr. Tysoe has been a director of the Company since 2007.

Jerome A. Chazen has been the Chairman of Chazen Capital Partners, a private investment company, since 1996. Mr. Chazen is also the Chairman Emeritus of Liz Claiborne, Inc., a company he founded with three other partners in 1976. Mr. Chazen is a director of New Motion, Inc. and is a member of its Audit Committee and Compensation Committee. He also serves as a board member, executive or trustee for numerous educational and charitable organizations. Mr. Chazen has been a director of the Company since 1992.

Craig M. Hatkoff served as Vice Chairman of Capital Trust, Inc., a real estate investment management company listed on the New York Stock Exchange and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000. He has also served on the Board of Directors of Capital Trust since July 1997. From 2002 to 2005, Mr. Hatkoff was a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City. Mr. Hatkoff is a co-founder of the Tribeca Film Festival. Mr. Hatkoff is also Chairman of Turtle Pond Publications LLC, which is active in children’s publishing and entertainment and is a private investor in other entrepreneurial ventures. Prior to joining Capital Trust, Inc., Mr. Hatkoff was a founder and a managing partner of Victor Capital Group, L.P., from 1989 until its acquisition in 1997 by Capital Trust, Inc. Mr. Hatkoff has been a director of the Company since 2004.

Robert S. Taubman is the Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager, which is a subsidiary of TRG. Mr. Taubman has been Chairman since December 2001 and President and CEO since 1990. Mr. Taubman has been a director of the Company since 1992. Mr. Taubman is also a director of Comerica Bank (member of Enterprise Risk Committee) and of Sotheby’s Holdings, Inc. (Chairman of Compensation Committee and member of Finance Committee), the international art auction house. He is also a member of the United States Department of Commerce Travel and Tourism Promotion Advisory Board, a director of the Real Estate Roundtable, a Trustee of the Urban Land Institute, a former trustee of the International Council of Shopping Centers, and a member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Taubman is the brother of Mr. William Taubman.

Lisa A. Payne is the Chief Financial Officer and Vice Chairman of the Company, as appointed in 2005, and previously served as the Executive Vice President and the Chief Financial and Administrative Officer of the Company from 1997 to 2005. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996. Ms. Payne serves as a trustee of Munder Series Trust and Munder Series Trust II and a director of Masco Corporation (member of Audit Committee and Governance Committee).

William U. Parfet is currently chairman and chief executive officer of MPI Research, a Michigan-based, privately-held pre-clinical toxicology research laboratory. He joined MPI Research in November 1995 as co-Chairman. From 1993 to 1996, he served as president and chief executive officer of Richard-Allan Medical

Industries (now Thermo Fisher Scientific Inc.), a worldwide manufacturer of surgical and laboratory products. Prior to that, he had served in a variety of positions at The Upjohn Company, a pharmaceutical company, most recently as Vice Chairman of the Board. Mr. Parfet currently serves on the boards of Monsanto Company (Audit, Executive and People and Compensation Committees) and Stryker Corporation (Audit, Compensation, Governance and Nominating Committees, and is the Lead Independent Director). Mr. Parfet has been a director of the Company since 2005.

Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company, a position she has held since 1999. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions. Between 1992 and 1997, Ms. Blum served as the Manager’s Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992.

Stephen J. Kieras is Senior Vice President, Development of the Manager, a position he has held since September 2004. Mr. Kieras was a Group Vice President, Development of the Manager from 2001 to September 2004, a Vice President, Development from 1998 to 2001 and a Director, Development from 1990, when he joined the Manager, to 1998.

Morgan B. Parker is President of Taubman Asia, a position he has held since April 2005 when the subsidiary company was established. Prior to joining the Company, Mr. Parker was vice president at Morgan Stanley from April 2002 to April 2005, president of Promena Retail Properties (a Morgan Stanley subsidiary) from September 2003 to April 2005, and held executive positions with Lend Lease and Macquarie Bank in Asia from 1995. He is a member of the International Real Estate Institute, a Board member of the Asia Public Real Estate Association, an Advisory Board member of the International Council of Shopping Centers (Asia Pacific), Chairman of the ICSC Asia Pacific Research Council, and a member of Retail Asia Congress Advisory Board.

Robert R. Reese is Senior Vice President, Chief Administrative Officer of the Manager, a position he has held since June 2005. Mr. Reese was Senior Vice President, Strategy and Business Performance of the Manager from 2004 to June 2005. Prior to joining the Company, Mr. Reese was a partner in the Chicago-based management consulting firm of RNW Consulting from 1998 to 2004, where he advised the Company on a range of corporate performance initiatives. Earlier in his career he served as a senior manager with Accenture and a vice president at Citibank.

David T. Weinert is Senior Vice President, Leasing of the Manager, a position he has held since July 2004. Mr. Weinert was a Group Vice President, Leasing of the Manager from 2001 to July 2004, a Vice President heading leasing for the Manager’s western region based in San Francisco from 1992 to 2001 and served the Manager’s leasing department in various other capacities between 1986 and 1992.

The Board of Directors

The Board has general oversight responsibility for the Company’s affairs and the directors, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about the Company’s business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the Company’s strategic and financial planning process, leadership development, as well as other functions carried out through the Board committees as described below.

Meetings.  The Board and its committees meet throughout the year at regularly scheduled meetings, and also hold special meetings and act by written consent as appropriate. In 2008, the Board held 4 meetings and acted once by unanimous written consent. During 2008, all directors, except Mr. Karmanos, attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which they served. Mr. Karmanos attended five out of eight meetings in 2008. Directors are expected to attend all meetings, including the annual meeting of shareholders, and it is the Company’s policy to schedule a meeting of the Board on the date of the annual meeting of shareholders. All directors attended the 2008 annual meeting except Messrs. Allison, Chazen and Karmanos.

Non-management directors hold regularly scheduled executive sessions at which they meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the

Board. Each meeting, the position of presiding director is rotated in alphabetical order among the non-management directors. For more information regarding the Board and other corporate governance procedures, see “— Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, including the presiding director, see “—Communication with the Board.”

Director Independence.  The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board, which are set forth in the Company’s Corporate Governance Guidelines. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. Pursuant to such authority, the Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director’s independence, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines also set forth the additional independence standards for members of the Audit Committee, as established by the SEC and the NYSE.

The Board has determined, after considering all of the relevant facts and circumstances including written information provided by each director, that Messrs. Allison, Chazen, Hatkoff, Karmanos, Parfet and Tysoe are “independent” from management in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines. In particular, the Board considered the following matters:

•	Mr. Parfet is a member of the Board for the College of Creative Studies in Detroit, Michigan. Messrs. Robert Taubman, A. Alfred Taubman and affiliated charities contributed $280,000 to the College of Creative Studies in 2008, and Mr. A. Alfred Taubman has made a $15 million pledge as well. The Board determined these donations did not impair independence because (A) Mr. A. Alfred Taubman has been a member of the Board for the College of Creative Studies since October 1987 and serves as chairman of the building committee, and (B) Mr. Parfet did not solicit any of such donations.

•	Mr. Chazen is a member (and former Chairman) of the Board for the Museum of Arts & Design in New York, New York. Messrs. Robert Taubman, William Taubman, A. Alfred Taubman and affiliated charities contributed $177,000 in 2008 to the Museum of Arts & Design, the Company contributed $25,000 in 2008 and Mr. A. Alfred Taubman and William Taubman have made $800,000 of pledges in aggregate as well. The Board determined these donations did not impair independence because (A) Mr. William S. Taubman is also a member of such Board and (B) Mr. A. Alfred Taubman and affiliated charities contribute funds to numerous charities related to culture and the arts, and therefore this donation was not unique.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee of the Board qualifies under the Audit Committee independence standards established by the SEC and the NYSE.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings and often has executive sessions at which they meet without the presence of management. Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on the Company’s website, www.taubman.com, under Investing—Corporate Governance. Such charters were last reviewed and revised, as appropriate, in December 2008. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings and written consents in 2008 of such committees:

Nominating and
Corporate
Name	Audit	Compensation	Governance	Executive

Graham T. Allison	—	—	X	X
Jerome A. Chazen	Chair	X	—	—
Craig M. Hatkoff	—	Chair	X	—
Peter Karmanos, Jr.	—	X	—	—
William U. Parfet	X	—	Chair	—
Lisa A. Payne	—	—	—	—
Robert S. Taubman	—	—	—	Chair
William S. Taubman	—	—	—	—
Ronald W. Tysoe	X	—	—	X
Meetings	11	4	1	1
Action by Unanimous Written Consent	—	—	—	1

Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee engages the independent registered public accounting firm. See “Audit Committee Disclosure,” “Report of the Audit Committee” and the Audit Committee’s charter for additional information on the responsibilities and activities of the Audit Committee.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate. The Board has further determined that Mr. Parfet and Mr. Tysoe each qualify as an “audit committee financial expert” within the meaning of SEC regulations and that each of them has the accounting and related financial management expertise required by the NYSE listing standards. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than are generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Compensation Committee.  The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s senior management. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee’s charter for additional information on the responsibilities and activities of the Compensation Committee.

Role of Management.  Similar to prior years, in 2008 the Compensation Committee took significant direction from the recommendations of the Manager, including Mr. Robert Taubman and Mr. Reese, with respect to the design and implementation of the Company’s compensation program for its senior management. See “Compensation Discussion and Analysis—Advisors Utilized in Compensation Determinations” for further information.

Role of Compensation Consultant.  The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. The Compensation Committee determined to re-engage Towers Perrin as its compensation consultant for 2008 with respect to the Company’s senior management (excluding Mr. Parker) and director compensation programs and approved the terms of such engagement. Towers Perrin received $210,074 for its services to the Compensation Committee in 2008. The Company separately purchased software and related implementation services from Towers Perrin in 2008 for $32,170, but did not otherwise engage Towers Perrin for consulting services in 2008.

The Compensation Committee works with management to determine the consultant’s responsibilities and direct its work product, although the Compensation Committee is responsible for the formal approval of the annual work plan. With respect to senior management compensation, the Compensation Committee engaged Towers Perrin to provide the following services in 2008: (A) discuss ‘best practices’ and market trends in compensation; (B) assess the Company’s competitive position regarding compensation; (C) assist in revising the long-term incentive program and related plan documents (resulting in The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan (the “2008 Omnibus Plan”) and the revised long-term incentive program effective in 2009); and (D) assist in calculating the 208G amounts for purposes of the 2008 proxy statement. See “Compensation Discussion and Analysis—Advisors Utilized in Compensation Determinations” for further information. A representative of Towers Perrin attended all of the Compensation Committee meetings in 2008.

The Compensation Committee intends to review the non-employee director compensation program every other year and make recommendations to the Board as appropriate. The Compensation Committee engaged Towers Perrin to assess the Company’s competitive position regarding its non-employee director compensation program in 2008, which was presented to the Compensation Committee in March 2009. See “—Director Compensation” below for further information.

Executive Committee.  The Executive Committee has the authority to exercise many of the functions of the full Board between meetings of the Board.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members, other than vacancies for which holders of the Series B Preferred Stock are entitled to propose nominees, and recommending directors for Board committees. The Nominating and Corporate Governance Committee also is responsible for recommending to the Board appropriate Corporate Governance Guidelines and overseeing governance issues. See the Nominating and Corporate Governance Committee’s charter for additional information on its responsibilities and activities.

Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board (as set forth in detail in the Corporate Governance Guidelines), who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board. If a vacancy on the Board occurs, the Nominating and Corporate Governance Committee will seek individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Nominating and Corporate Governance Committee also will consider the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The process seeks to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.

The Nominating and Corporate Governance Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. In 2008, the Nominating and Corporate Governance Committee did not engage a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company’s by-laws and applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The Company did not receive any nominations of directors by shareholders for the 2009 annual meeting of shareholders.

Under the Company’s by-laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors (or to bring other business before an annual meeting). The advanced notice procedures do not affect the right of shareholders to request the inclusion of proposals in the Company’s proxy statement and form of proxy pursuant to SEC rules; see “Additional Information—Presentation of Shareholder Proposals at 2010 Annual Meeting.” Under the by-law procedures, a shareholder that proposes to nominate a candidate for director or propose other business at the annual meeting of shareholders, must give the Company written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not less than

60 days and not more than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. The notice must include:

•	for director nominations, the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest;

•	for director nominations, the consent of each nominee to serve as a director if elected;

•	for other business, a brief description of such business, the reasons for conducting such business and any material interest in such business;

•	the name and address of the shareholder (and beneficial owner, if any) making the nomination; and

•	the class and number of shares of the Company’s stock that the nominating shareholder (and beneficial owner, if any) owns.

Director Compensation

Non-employee director compensation consists of a mix of cash and equity, with such directors retaining the option to defer such compensation under the Non-Employee Directors’ Deferred Compensation Plan. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board, to further align the interests of the Board and shareholders and to attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board or any committees thereof; therefore, employee directors are not included in the director compensation table below. The Compensation Committee intends to review the non-employee director compensation program every other year and make recommendations to the Board as appropriate.

Benchmarking.  In December 2006, the Nominating and Corporate Governance Committee, which was responsible for overseeing the non-employee director compensation program at such time, utilized Towers Perrin to perform a comprehensive review of the Company’s non-employee director compensation program. In particular, the market data indicated that total compensation paid to the Company’s non-employee directors was below the market median, primarily resulting from relatively lower equity compensation. As a result, effective January 1, 2007, the Board approved the following changes to non-employee director compensation based upon the recommendation of the Nominating and Corporate Governance Committee: (1) the annual equity retainer increased from a fair market value of $15,000 to $50,000; (2) meeting fees for each Board or committee meeting attended increased from $1,000 to $1,500; and (3) the additional cash retainer for the chair of the Nominating and Corporate Governance Committee was increased from $2,500 to $5,000. The Compensation Committee engaged Towers Perrin to assess the Company’s competitive position regarding its non-employee director compensation program in 2008, which was presented to the Compensation Committee in March 2009 as further described below.

Stock Ownership Guidelines.  Effective January 1, 2007, the Board approved stock ownership guidelines for non-employee directors based upon the recommendation of the Nominating and Corporate Governance Committee. Non-employee directors are required to retain 3,307 shares of the Company’s common stock, which corresponds to $175,000 (five times the annual cash retainer, excluding the additional cash retainer for committee chairs) divided by $52.92 (the Company’s average closing stock price over the 90 trading days prior to March 7, 2007, the date of Board approval). Directors have a five-year period to comply with the guidelines, with the initial compliance deadline being March 7, 2012 for current directors. The Compensation Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Compensation Committee has confirmed that all directors currently satisfy the guidelines or are making significant progress toward the guidelines.

2008 Non-Employee Director Compensation.  The following table sets forth the compensation program for non-employee directors in 2008:

Annual cash retainer:
Audit Committee chair	$47,500
Compensation Committee chair	42,500
Nominating and Corporate Governance chair	40,000
Other directors	35,000
Annual equity retainer (fair market value)	50,000
Attendance fees per Board or Committee meeting	1,500

With respect to the annual equity retainer, non-employee directors receive shares of common stock having a fair market value of $12,500 each quarter (in advance). The fair market value is based on the closing price as of the last business day of the preceding quarter. The awards were made pursuant to the Taubman Centers, Inc. Non-Employee Directors’ Stock Grant Plan (the “Non-Employee Directors’ Stock Grant Plan”) for the first two quarters of 2008, while the awards were made pursuant to the 2008 Omnibus Plan for the last two quarters of 2008. The Company does not coordinate the timing of share grants with the release of material non-public information, as the grant date is always the first business day of each quarter.

In accordance with the Non-Employee Directors’ Deferred Compensation Plan, non-employee directors may defer the receipt of all or a portion of the cash retainer and equity retainer until the earlier of the termination of Board service or upon a change of control. The deferred compensation is denominated in restricted stock units, and the number of restricted stock units received equals the deferred retainer fee divided by the fair market value of the Company’s common stock on the business day immediately before the date the director would have been otherwise entitled to receive the retainer fee. During the deferral period, the non-employee directors’ deferral accounts are credited with dividend equivalents on their deferred restricted stock units (corresponding to cash dividends paid on the Company’s common stock), payable in additional restricted stock units based on the fair market value of the Company’s common stock on the business day immediately before the record date of the applicable dividend payment. Each non-employee director’s deferral account is 100% vested. The restricted stock units are converted into the Company’s common stock at the end of the deferral period for distribution.

Other.  The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

2008 Director Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($) (1)(3)	($) (2)(3)	($)

Graham T. Allison	44,000	50,000	94,000
Jerome A. Chazen	76,000	50,000	126,000
Craig M. Hatkoff	56,099	49,901	106,000
Peter Karmanos, Jr.	42,500	50,000	92,500
William U. Parfet	57,000	50,000	107,000
Ronald W. Tysoe	59,000	50,000	109,000

Total	334,599	299,901	634,500

(1)	Represents amounts earned in cash in 2008 with respect to the annual cash retainer, meeting fees and fractional shares awarded under the Non-Employee Directors’ Stock Grant Plan or 2008 Omnibus Plan that are paid in cash.

(2)	Reflects shares of common stock granted under the Non-Employee Directors’ Stock Grant Plan or 2008 Omnibus Plan in 2008. The amounts reported reflect the amounts recognized for financial statement reporting purposes in accordance with FAS 123(R). The common stock is fully vested upon grant; therefore, the grant date fair value of each award, equal to the corresponding cash value of such award, is fully recognized upon issuance for financial statement reporting purposes in accordance with FAS 123(R).

(3)	In 2008, the following directors elected to defer fully the receipt of their cash retainer and equity retainer under the Non-Employee Directors’ Deferred Compensation Plan:

			Restricted Stock
			Units Credited
	2008 Cash Deferrals	2008 Stock Deferrals	(excl. dividend
	($)	($)	equivalents) (#)

Graham T. Allison	35,000	50,000	1,702
Jerome A. Chazen	47,500	50,000	1,952
Peter Karmanos, Jr.	35,000	50,000	1,702
William U. Parfet	37,500	50,000	1,752
Ronald W. Tysoe	35,000	50,000	1,702

The restricted stock units are fully vested at the grant date; therefore, the grant date fair value of each award, equal to the corresponding cash value of such award (as specified in the narrative above), is fully recognized at the grant date for financial statement reporting purposes in accordance with FAS 123(R).

Mr. Hatkoff did not defer any retainer amounts. Therefore, the value of fractional shares related to the equity retainer was paid in cash.

2009 Director Compensation.  The Compensation Committee engaged Towers Perrin to assess the Company’s competitive position regarding its non-employee director compensation program in 2008, which was presented to the Compensation Committee in March 2009. For comparative purposes, Towers Perrin compiled proxy statement data for two comparator groups, a general industry comparator group (consisting of the 15 companies utilized in the December 2006 study, which were selected based on market capitalization) and a real estate investment trust (“REIT”) comparator group (19 regional mall, shopping center and office REITs), the latter of which is also used for purposes of the senior management compensation analyses. The market data generally reflected 2007 compensation programs. Although the market data indicated that directors were significantly under-compensated relative to the general industry comparator group, the Compensation Committee determined to make no changes to the non-employee director compensation program in 2009 given the program’s relative pay competitiveness compared to the REIT comparator group, as well as the existing economic, business and financial environment.

Corporate Governance

The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its shareholders. To that end, the Board and management periodically review and update, as appropriate, its corporate governance policies and practices. The Company also updates policies and practices as mandated by the Sarbanes-Oxley Act of 2002, or other SEC or NYSE rules and regulations.

The Board has adopted Corporate Governance Guidelines, a copy of which can be found at the Company’s web site, www.taubman.com, under Investing—Corporate Governance. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board. The Corporate Governance Guidelines were last reviewed and revised in March 2009.

The Board also has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of all of the Company’s employees, officers and directors. The Code, also available at the Company’s web site under Investing—Corporate Governance, covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver that relates to the Company’s executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on the Company’s website under Investing—Corporate Governance. See “Related Person Transactions” for additional information on the Board’s policies and procedures regarding related person transactions.

The Company is required to comply with the NYSE listing standards applicable to corporate governance and on June 26, 2008, the Company timely submitted to the NYSE the annual CEO certification, pursuant to Section 303A.12 of the NYSE’s listing standards, whereby Mr. Robert Taubman certified that he is not aware of any violation by the Company of the NYSE’s corporate governance listing standards as of the date of the certification. In addition, the Company has filed with the SEC, as exhibits to its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2008, certifications by Mr. Robert Taubman and Ms. Payne in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

A copy of the Company’s committee charters, Corporate Governance Guidelines and Code will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Communication with the Board

Any shareholder or interested party who desires to communicate with the Board or any specific director, including non-management directors, the presiding director, or committee members, may write to: Taubman Centers, Inc., Attn: Board of Directors, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

•	attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline number published at www.taubman.com under Investing—Corporate Governance in the document entitled, “Procedures for Submitting Concerns About the Company’s Accounting and Auditing Matters.” Employees may submit such concerns on a confidential and anonymous basis.

Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

Compensation Discussion And Analysis

The Compensation Committee (referred to as the “Committee” in this section and the Named Executive Officer Compensation Tables), composed entirely of independent directors, administers the senior management compensation program of the Company. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s senior management, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”). The term “senior management” as used herein refers to the 11 members of the Company’s operating committee, a key managerial unit for the Company’s business, consisting of the executive officers and other key employees.

This section of the proxy statement explains how the Company’s compensation programs are designed and operate in practice with respect to the named executive officers. One of the Company’s named executive officers, Mr. Parker, is subject to a significantly different compensation program given his position as President of Taubman Asia Management Ltd., the management company for the Company’s expansion into the Asia-Pacific region. Mr. Parker was initially hired in 2005 pursuant to an employment agreement negotiated in a competitive market for persons with expertise in real estate in the Asia-Pacific region. Further, Mr. Parker’s sole managerial responsibilities relate to opportunities and operations in the Asia-Pacific region. The only sections in this Compensation Discussion and Analysis applicable to the compensation of Mr. Parker is “— 2008 Compensation—Mr. Parker” and applicable portions of “— Executive Summary—Compensation Program and Philosophy”; all other references to the named executive officers and senior management in this Compensation Discussion and Analysis (“CD&A”) exclude Mr. Parker.

Executive Summary

Compensation Program and Philosophy.

The Company’s compensation program for its named executive officers is designed to:

•	provide total compensation that is both fair and competitive;

•	attract, retain and motivate key executives who are critical to the Company’s operations;

•	increase the proportion of “at-risk” pay as an employee’s level of responsibility increases, while rewarding superior individual and Company performance on both a short-term and long-term basis; and

•	align executives’ long-term interests with those of shareholders.

In furtherance of the foregoing objectives, the Committee has designed the compensation program for named executive officers generally to consist of base salary, an annual cash bonus, and long-term incentive awards (collectively, “total direct compensation” or “TDC”), as well as perquisites, contributions to defined contribution plans and customary benefits provided to all salaried employees. Further, the Company provides certain of the named executive officers with deferred compensation arrangements, and certain named executive officers have a right to contingent compensation relating to change of control and/or employment agreements. The Company does not maintain any defined benefit pension plans or supplemental executive retirement plans for its named executive officers.

The following table sets forth how each element of compensation to named executive officers for 2008 is intended to satisfy one or more of the Company’s compensation objectives, as well as key features of the compensation elements that address such objectives.

Element of Compensation	Compensation Objectives	Key Features

Base Salary
•      Provide a minimum, fixed level of cash compensation

•      Primary factor in retaining and attracting key employees in a competitive marketplace

•      Preserve an employee’s commitment during downturns in the REIT industry and/or equity markets
• Changes based on an evaluation of the individual’s experience, current performance, internal pay equity and comparison to regional mall REIT comparator group
Annual Cash Bonus	• Incentive for the achievement of annual Company financial goals and individual goals • Assist in retaining, attracting and motivating employees in the near term
•      Performance measures were FFO per diluted share and Comp Center NOI growth

•      Earned cash bonus pool was a percentage of the target pool, ranging from 0% to 200%

•      Cash bonuses earned by each member of senior management were determined by the Committee upon its allocation of the aggregate, earned cash bonus pool of senior management based on individual performance reviews and other factors

Long-Term Incentive Awards
•      Provide incentive for employees to focus on long-term fundamentals and thereby create long-term shareholder value

•      Incentive for the achievement of annual Company financial and position or strategic goals

•      Assist in maintaining a stable, continuous management team in a competitive market

•      Stock Ownership Guidelines—reinforce focus on long-term fundamentals

•      Participation component (static dollar amount that generally varies only due to change in responsibilities) and performance component (a variable dollar amount that was based on the Committee’s review of the Company’s performance against financial and strategic performance goals)

•      The performance component historically has ranged from 75% to 125% of the participation component, with a target of 100% (no individual variation)

Element of Compensation	Compensation Objectives	Key Features

Restricted Stock Units	• Maintain shareholder-management alignment • Provide upside incentive in up market, with some down market protection	• Two-thirds of long-term incentive compensation award • Three-year cliff vest, with accrued cash dividends paid on vesting
Options	• Provide alignment with shareholders; no value unless stock price improves	• One-third of long-term incentive compensation award • Vests in equal installments over three years
Perquisites	• Assist in retaining and attracting employees in competitive marketplace, with indirect benefit to Company	• May include financial planning assistance, health club membership dues, car allowance, home office expense and (with reimbursement by users) personal use of Company leased aircraft
Change of control agreements
•      Ensure continued dedication of employees in case of personal uncertainties or risk of job loss
•
Ensure compensation and benefits expectations are satisfied
•
Retain and attract employees in a competitive market

•      Ms. Payne and Mr. Weinert have change of control agreements
•
Double trigger (change of control and actual or constructive termination of employment) required for benefits
•
Full tax-gross up on benefits that exceed 110% of limits set forth in Section 280G of the IRC

Employment agreements	• Retain and attract employees in a competitive market • Ensure continued dedication of employees in case of personal uncertainties or risk of job loss	• Ms. Payne and Mr. Parker have employment agreements

The Committee believes that as a result of the balance of short-term and long-term incentive targets, the use of different types of equity compensation awards that provide a balance of incentives, and the stock ownership guidelines, the Company’s senior management compensation program does not encourage management to take unreasonable risks related to the Company’s business.

Determining Compensation of Named Executive Officers.

In determining compensation changes for named executive officers from year to year, the Committee generally focuses on target total direct compensation (“target TDC”), which consists of base salary, a target annual cash bonus and target long-term incentive awards. The Committee uses market data as an important guideline in establishing target TDC, generally targeting the midpoint of a regional mall REIT comparator group with respect to base salary and maintaining above-median targets relative to five comparator groups for performance incentives.

The Committee believes it is appropriate to obtain a new study of comparator groups relating to the target TDC of senior management at least every other year to ensure the Committee is properly reflecting market conditions. The Committee also considers, among other things, the general economic, financial market and regulatory environment, Company performance, individual performance and experience, hiring and retention needs, and internal pay equity among senior management in finalizing its compensation determinations.

The named executive officers will earn the target TDC only to the extent target performance measures are achieved. To the extent target performance measures are not achieved or are exceeded, the named executive officers generally will earn compensation below or above the target TDC, respectively. Notwithstanding the foregoing, the Committee retains the discretion to revise compensation for extraordinary circumstances or individual performance differences, as well to give bonuses outside the Company’s annual bonus plan, make equity grants other than under the existing long-term incentive program, and to provide other compensation.

The Committee customarily takes significant direction from the recommendations of the Manager, including Mr. Robert Taubman and Mr. Reese, and the market data provided by Towers Perrin to determine the amount and form of compensation utilized in the senior management compensation program. See “—Advisors Utilized in Compensation Determinations” below.

2008 Compensation Summary for Named Executive Officers.

Comparability Issues Due to Revised Long-Term Incentive Program.  Under the 2007 compensation program, each named executive officer received a target long-term incentive award initially denominated in dollars and consisting of two components, (1) a fixed dollar amount, referred to as the ‘participation amount’, and (2) a variable dollar amount initially targeted at 100% of the participation amount, with earned amounts generally from 75% to 125% of the participation amount based on the Committee’s review of Company performance against financial and strategic performance goals for 2007 (referred to as the ’performance amount’). The dollar value of the combined award for each person was converted into share-based awards in February 2008, with senior management receiving two-thirds of the award value in restricted stock units and one-third of the award value in nonqualified options. The Committee considered these awards to be part of the 2007 compensation program, including for purposes of Towers Perrin’s market analyses, given the applicable 2007 performance measures.

In March 2007, the Manager conducted a full review of the Company’s existing long-term incentive program, with objectives to simplify the program, maintain the competitiveness of the program over time, enhance the pay-for-performance alignment, balance best practices and ‘best fit’ for the Company and maintain shareholder-management alignment. In connection with such review, the Committee approved the 2008 Omnibus Plan, which was subsequently approved by shareholders at the May 2008 annual meeting. In December 2008, based on the recommendations of the Manager, the Committee approved the revised long-term incentive program, including: (A) replacing the flat dollar award amounts with a percentage of salary approach, with standard percentages by level of position; (B) eliminating the separate participation and performance components and replacing them with one target long-term incentive award; and (C) utilizing performance share units and restricted share units as the equity awards to be granted to senior management, thereby replacing options from the annual long-term incentive program.

Under the revised program, beginning with the equity grants made in March 2009, the performance measures utilized in the long-term incentive program are forward-looking—50% of the long-term incentive dollar award was converted into performance share units, which represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with actual awards equal to 0 to 300% of the target grants based on the Company’s relative performance with respect to total shareholder return (using a retail REIT index comparator group) over a three-year period. The performance share units will cliff vest after three years based on the satisfaction of the performance measure. The other 50% of the long-term incentive award was converted into restricted share units. The Committee considers the March 2009 equity awards to be part of the 2009 compensation program.

As a result of the foregoing changes, the 2008 compensation program described in this CD&A does not include a long-term equity incentive award and therefore the overall comparability of the 2007 and 2008 compensation programs is limited. For purposes of this CD&A, the Committee has included 2007 target TDC and 2008 target TDC, the latter of which includes the target long-term incentive award under the prior program. However, the Committee does not believe a comparison of 2007 TDC and 2008 TDC is meaningful.

The Committee recognizes that this fundamental change in the Company’s compensation program, and the significant reduction in the link between the 2008 compensation program and 2008 performance, is occurring during a period of severe economic and financial market instability generally and specifically in the regional mall REIT industry. The decision to revise the long-term incentive program had been made long before the ongoing recession became a reality and the Committee believes it is important to improve the Company’s compensation program for the long-term benefit of the Company’s shareholders and employees in spite of current instability. See “Elements of Compensation for 2009 for Named Executive Officers” below for a detailed description of the purpose and key features of the revised long-term incentive program and how the program reflects the Company’s compensation philosophy, including in this recessionary environment.

Target TDC.  Towers Perrin provided market data to the Committee in early 2008 addressing, among other things, the market competitiveness of target TDC for senior management. The market data indicated that the base salary and the target annual cash bonus were competitive (i.e. at or above market), on average, while the long-term incentive opportunities were not competitive (i.e. below market), on average, relative to the Company’s comparator group companies. Based on the foregoing data and the Committee’s commitment to having significant performance incentives for senior management, the Committee determined to maintain base salaries and the target annual cash bonus at 2007 levels, while increasing the dollar value of the target long-term incentive awards by 10% to 20% among the named executive officers. Overall target TDC increased by 6% to 9% in 2008 for the named executive officers.

The following table sets forth the target TDC approved for the named executive officers for 2007 and 2008.

Name	2007 Target TDC ($)	2008 Target TDC ($)	% Change

Robert S. Taubman	2,685,844	2,835,844	6
Lisa A. Payne	1,753,066	1,903,066	9
William S. Taubman	1,710,063	1,860,063	9
David T. Weinert	1,002,044	1,082,044	8

Earned Compensation.  In 2008, economic conditions in the United States were difficult with global and financial markets experiencing substantial disruption, as well as the retail market. 2008 also was a challenging year for the Company. For 2008, net loss allocable to common shareowners was $(1.64) per diluted common share; adding back $3.15 per share of real estate deprecation and minority interests arrives at FFO per share of $1.51. For 2007, net income allocable to common shareowners was $0.90 per diluted common share; adding back $1.98 of real estate deprecation and minority interests arrives at FFO per share of $2.88. See the Company’s 2008 Annual Report on Form 10-K for full reconciliations of net income (loss) allocable to common shareowners to funds from operations. The 2008 amounts were significantly impacted by impairment charges for the Company’s Sarasota and Oyster Bay projects. During the fourth quarter, the Company recognized a charge of $8.3 million related to its project in Sarasota, Florida that has been put on hold. Also subsequent to the fourth quarter, the Company received an unfavorable court ruling on the Oyster Bay project. As a result, the Company recognized a $118 million impairment charge in the fourth quarter of 2008. Adjusted FFO per diluted share (which excludes the impairment charges) in 2008 was $3.08, up 6.9 percent from $2.88 of FFO per diluted share for 2007. See the Company’s 2008 10-K for a description of the material changes between such fiscal years.

Without the adjustment of 2008 FFO per diluted share for the impairment charges, there would have been no payout in accordance with the 2008 annual bonus plan formula. However, the Committee determined it was critical to not penalize participants for extraordinary one-time charges that management believed were not generally attributable to the poor performance of the participants, especially given the Company’s strong core performance, excluding such impairment charges, in spite of the recessionary economy. On the other hand, the Committee recognized it was necessary to be prudent with compensation expense given the current economic and financial climate generally, and in the retail and regional mall industries specifically. Further, the Committee could not wholly ignore $126 million in impairment charges in 2008 or the likely impact on the Company’s operations and future growth prospects from the two projects’ difficulties. Excluding the entire write-offs would have resulted in an aggregate annual bonus pool of more than 130% of the target annual cash bonus pool. Instead, the Committee utilized its discretion and established an annual bonus pool of 60% of the target annual cash bonus pool for the Company as a whole, with senior management having an aggregate annual cash bonus pool of 43% of their target annual cash bonus pool due to the Committee’s determination that senior management should bear a larger portion of the burden of the impairment impact due to their greater control over the Company’s strategic decisions. Overall, the bonus expense for senior management was $1.0 million compared to a target bonus pool of $2.4 million and 2007 expense of $4.0 million compared to a target bonus pool of $2.6 million. In March 2009, the Committee divided up the actual cash bonus pool for senior management based on individual performance reviews, as described below.

As noted above, no long-term incentive awards were earned for 2008 due to changes in the long-term incentive program. See “Elements of Compensation for 2009 for Named Executive Officers” below for a description of grants made in March 2009 under the revised long-term incentive compensation program as well as special option grants.

Other Significant Compensation Matters in 2008.

The 2008 Omnibus Plan was approved by shareholders at the 2008 annual meeting, with 6,100,000 shares of common stock or TRG units available for issuance thereunder. The 2008 Omnibus Plan provides for equity awards to directors, officers, employees and other service providers of the Company, consisting of restricted shares, restricted share units, restricted TRG units, restricted TRG unit units, options to purchase common stock or TRG units, share appreciation rights, unrestricted common stock or TRG units, and other awards. All future grants, including for the 2009 compensation program for named executive officers, will be made under the 2008 Omnibus Plan. The Committee believes the 2008 Omnibus Plan is in the best interests of the Company because it permits the Company to make grants from one plan (instead of the three equity plans it replaced), with uniform terms and conditions, and with updated provisions to ensure compliance with existing laws and best market practices. Further, it provides flexibility to grant a variety of new award vehicles, rebalance the number of shares between options and full value shares and extend the number of years of grants available under the Company’s share-based plans.

Advisors Utilized in Compensation Determinations

Management and Other Employees.

The Committee takes significant direction from the recommendations of the Manager, including Mr. Robert Taubman and Mr. Reese, regarding the design and implementation of the compensation program for senior management. The Committee relies on the Manager because it has significant involvement in and knowledge of the Company’s business goals, strategies and performance, the overall effectiveness of senior management and each person’s individual contribution to the Company’s performance. For each named executive officer, the Committee is provided a compensation recommendation for target TDC as well as information regarding historical TDC, the individual’s experience, current performance and other subjective factors. The Manager also provides recommendations for the performance metrics to be utilized in the incentive compensation programs, the appropriate performance targets and an analysis of whether such performance targets have been achieved (including recommended adjustments). The Committee retains the discretion to modify the recommendations of the Manager and reviews such recommendations for their reasonableness based on the Company’s compensation philosophy and related considerations.

The Company and the Committee together set the meeting dates and agendas for Committee meetings, and Mr. Robert Taubman and Mr. Reese are invited regularly to attend such meetings. The Committee also meets regularly in executive session outside the presence of management to discuss compensation issues generally, as well as to review the performance of and determine the compensation of Mr. Robert Taubman. The Company’s legal advisors, human resources department and corporate accounting department support the Committee in its work in developing and administering the Company’s compensation plans and programs.

Third-Party Consultants.

The Committee determined to re-engage Towers Perrin as its compensation consultant for 2008 with respect to the Company’s senior management compensation program (excluding Mr. Parker, consistent with historical practice). See “Proposal 1—Election of Directors—Committees of the Board—Compensation Committee—Role of Compensation Consultant” for information regarding related fees and services provided in 2008.

Benchmarking.  The Committee uses market data as an important guideline in establishing target TDC, generally targeting the midpoint of a regional mall REIT comparator group with respect to base salary and maintaining above-median targets relative to five comparator groups for performance incentives. The Committee believes it is appropriate to obtain a new study of comparator groups to benchmark the target TDC of senior management at least every other year to ensure the Committee is properly reflecting market conditions. In addition, proxy statement data is obtained annually with respect to the named executive officers. In 2008, Towers Perrin compiled survey data of target TDC for five comparator groups, while also compiling additional target TDC data from proxy statements for comparative purposes. The survey and proxy statement data utilized for these analyses were based upon compensation data accumulated in 2007 surveys and proxy statements and therefore generally reflected 2006 compensation data. Due to Mr. Parker’s separate compensation structure, he was not included in the comparator group analyses.

In 2008, a comparator group of six regional mall REITs was utilized with respect to base salary, while such comparator group and four other comparator groups were utilized in assessing the competitiveness of target annual and long-term incentives. The five comparator groups utilized are as follows:

•	A regional mall REIT comparator group, consisting of six companies which the Manager believed was the Company’s primary comparator group: CBL & Associates Properties, Inc., General Growth Properties, Inc., Glimcher Realty Trust, The Macerich Company, Pennsylvania Real Estate Investment Trust and Simon Property Group, Inc.

•	A retail REIT survey conducted by The National Association of Real Estate Investment Trusts (“NAREIT”), consisting of 25 companies of various capitalizations.

•	A REIT market cap survey conducted by NAREIT, consisting of 18 companies with a market capitalization between $3 billion and $6 billion.

•	A REIT survey group conducted by NAREIT, consisting of 90 companies of various capitalizations.

•	Three general surveys conducted by compensation consulting firms, consisting of a range of companies.

The names of the companies included in the surveys are not available to the Company for disclosure herein due to the manner in which the survey data is reported in the various survey sources utilized. The proxy statement data utilized for additional comparative purposes included 19 REITs, consisting of the regional mall REIT comparator group and 13 shopping center and office REITs.

In order to compare the compensation of the Company’s senior management to compensation of the applicable comparator group companies, Towers Perrin benchmarked such persons according to his/her duties and responsibilities. In addition, the target annual cash bonus of the Company was assumed to be 125% of the target award for purposes of the target TDC due to historical practice. Based on the results of the survey analyses, and the Company’s compensation philosophy and objectives, Towers Perrin concluded that base salary and the target annual cash bonus were competitive (i.e. at or above market), on average, while the long-term incentive opportunities were not competitive (i.e. below market), on average, relative to the Company’s comparator groups.

Elements of Compensation for 2008 for Named Executive Officers

The primary elements of annual compensation provided to named executive officers for 2008 generally were base salary and an annual cash bonus, as well as perquisites, contributions to defined contribution plans and customary benefits provided to all salaried employees. Further, the Company provides certain of the named executive officers with deferred compensation arrangements, and certain named executive officers have a right to contingent compensation relating to change of control and/or employment agreements.

The following table sets forth the timing of the Committee’s compensation determinations for named executive officers (except Mr. Parker) with respect to TDC in 2008.

Element of Compensation	Meeting Date/Review and Approval Steps

Base salary	February 2008
• Approved base salary, effective April 2008.
Annual bonus plan	December 2007 • Approved preliminary financial performance goals of Company and cash bonus payment formula.
February 2008
  •      Approved cash bonus targets (as percentage of base salary).

  •      Considered revisions to financial performance goals, and a revised cash bonus payment formula, based on final results of prior year. No revisions necessary in 2008.

December 2008 • Reviewed preliminary achievement of financial performance goals. Preliminarily approval of permitted adjustments.
February 2009
  •      Approved permitted adjustments in reported financial performance goals.

  •      Reviewed achievement of financial performance goals, as adjusted.

  •      Utilized Committee discretion to establish aggregate bonus pool.

  •      Discussed allocation of aggregate cash bonus pool of senior management among members of senior management based on subjective factors.

March 2009 • Allocated aggregate cash bonus pool of senior management among members of senior management based on subjective factors.
Long-term incentive program	December 2007 • Approved strategic and preliminary financial performance goals of Company.
February 2008 • Considered revisions to financial performance goals based on final results of prior year. No revisions necessary in 2008.
March 2008 • Approved 2008 Omnibus Plan and recommend for shareholder approval at 2008 annual meeting.
December 2008 • Preliminary approval of the revised long-term incentive program.
March 2009 • Approval of the revised long-term incentive program, which resulted in no long-term incentive awards related to 2008 performance.

The Committee also reviews and proposes changes to post-termination benefits, perquisites and other compensation matters as it deems appropriate.

Base Salary.

General.  The base salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Merit increases normally take effect in early April.

2008 Analysis.  As noted previously, the Committee determined to maintain base salaries at 2007 levels for 2008. The following table sets forth the base salaries approved for the named executive officers in 2007 and 2008.

Name	2008 and 2007 Base Salary ($)

Robert S. Taubman	677,625
Lisa A. Payne	547,313
William S. Taubman	521,250
David T. Weinert	364,875

Annual Bonus Plan.

General.  The annual bonus plan is predicated on the Company’s satisfaction of one or more annual performance measures. Target performance measures are established based upon the Company’s long-term growth goals and competitive pressures, the anticipated economic climate (including interest rates) and other budgetary risks and opportunities. Historically, the Company set the performance targets such that the expected outcome resulted in an earned cash bonus pool of 125% of the target cash bonus pool. Further, the Committee generally approved minimum, target and maximum levels such that the relative difficulty of achieving the target cash bonus level was consistent from year to year. In 2005, 2006 and 2007, the earned cash bonus pool was 162.5%, 185%, and 155%, respectively, of the target cash bonus pool, reflecting the Company’s above target performance results.

The Committee retains authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate, including for write-offs related to financings and other non-cash charges. Upon the Committee’s approval of any adjustments to reported financial measures for purposes of determining the cash bonus pool, the Committee’s pre-approved payment formula determines the size of the earned cash bonus pool as a percentage of the target pool, ranging from 0% to 200%. Cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the aggregate, earned cash bonus pool of senior management based on individual performance reviews and other factors.

FFO and NOI.  The annual bonus plan in effect from 2004 to 2008 was predicated on the Company’s satisfaction of two annual performance measures: growth in funds from operations (“FFO”) per diluted share and growth in comparable center net operating income (“Comp Center NOI”).

NAREIT defines FFO as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from extraordinary items and sales of properties, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. The Company and the Committee believe that FFO is a useful supplemental measure of operating performance for REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, the Company and most industry investors and analysts consider presentations of operating results that exclude historical cost depreciation to be useful in evaluating the operating performance of REITs.

The Company uses NOI as an additional measure to evaluate the operating performance of centers. The Company defines NOI as property-level operating revenues (includes rental income excluding straight-line adjustments of minimum rent) less maintenance, taxes, utilities, ground rent, and other property-level operating expenses. Since NOI excludes general and administrative expenses, pre-development charges, interest income or expense, depreciation and amortization, impairment charges on non-operating centers and gains from land and property dispositions, the Company and the Committee believe it provides a performance measure that, when compared period over period, reflects the revenues and expenses most directly associated with owning and operating rental properties, as well as the impact on their operations from trends in tenant sales, occupancy and rental rates, and operating costs.

FFO and NOI are non-GAAP measures and these should not be considered alternatives to net income as an indicator of the Company’s operating performance, and they do not represent cash flows from operating, investing or financing activities as defined by GAAP. These non-GAAP measures as presented by the Company are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions.

2008 Analysis.  As noted previously, the Committee determined to maintain the target annual cash bonus at 2007 levels for 2008. The following table sets forth the target annual cash bonus approved for the named executive officers for 2007 and 2008 and the earned annual bonus for 2008.

	Target Annual Bonus (100%)
		% of 2007
		and 2008	Earned Annual Bonus
Name	2007 and 2008 ($)	Base Salary	2008 ($)

Robert S. Taubman	508,219	75	127,055
Lisa A. Payne	355,753	65	195,664
William S. Taubman	338,813	65	84,703
David T. Weinert	237,169	65	130,443

In February 2008, the Committee determined that it was unnecessary to revise the preliminary target performance measures or preliminary cash payout formula approved in December 2007, which were based on estimated 2007 financial performance, due to the immaterial differences between such amounts and actual 2007 financial performance.

As described in detail above in “—Executive Summary—2008 Compensation Summary for Named Executive Officers—Earned Compensation,” the Committee utilized its discretion under the 2008 annual bonus plan and established an earned annual bonus pool of 60% of the target annual cash bonus pool for the Company as a whole, with senior management having an earned annual bonus pool of 43% of their target annual cash bonus pool due to the Committee’s determination that senior management should bear a larger portion of the burden of the impairment impact related to the Sarasota and Oyster Bay projects due to their greater control over the Company’s strategic decisions.

In March 2009, the Committee divided up the earned cash bonus pool for senior management based upon individual performance reviews and related matters. Messrs. Robert Taubman and William Taubman received 25% of their target bonus, which was below the senior management average primarily due to their significant equity stake as well as their responsibility for development activities of the Company (including impairment issues). Ms. Payne and Mr. Weinert received 55% of their target bonus.

Long-Term Incentive Program—Award Grants.

As noted above, no long-term incentive awards were earned for 2008 due to changes in the long-term incentive program. See “—Elements of Compensation for 2009 for Named Executive Officers” below for a description of grants made in March 2009 under the revised long-term incentive compensation program.

See narrative discussion in “Named Executive Officer Compensation Tables—Grants of Plan-Based Awards in 2008” for information regarding the 2008 long term incentive awards granted for the 2007 compensation program.

Long-Term Incentive Program—Other Policies.

Stock Ownership Guidelines.  Effective January 1, 2007, the Committee approved stock ownership guidelines for senior management, except for Mr. Parker. Mr. Parker was excluded from the guidelines at the time of adoption because he was not a participant in the Company’s long-term incentive compensation program and due to his significant equity stake in Taubman Properties Asia LLC (as further described below).

The guidelines require covered employees to hold a fixed number of shares of the Company’s common stock equal to two times their March 2007 base salary divided by $52.92, which represents the Company’s average closing stock price over the 90 trading days prior to March 7, 2007, the date of Board approval. Covered employees have a five-year period to comply with the guidelines, with the initial compliance deadline being March 31, 2012. At the end of the five-year period, if a covered employee does not hold the requisite amount of shares, then the Company will pay 50% of such person’s annual cash bonus in restricted stock units until the minimum threshold is reached. The Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Committee has confirmed that all employees currently satisfy the guidelines or are making significant progress toward the guidelines.

Timing and Pricing of Share-Based Grants.  The Committee and Company do not coordinate the timing of share-based grants with the release of material non-public information. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance, and share-based grants for senior management and other employees generally are granted at the regular Committee meetings in the first and/or second quarter each year.

In accordance with the 1992 Option Plan and 2008 Omnibus Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by the NYSE) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant). The Committee is authorized to modify, extend or renew outstanding options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE. In particular the 1992 Option Plan and 2008 Omnibus Plan prohibits direct repricings (lowering the exercise price of an option) and indirect repricings (canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards).

Trading Limitations.  In addition to the restrictions set forth in SEC regulations, the Company has an insider trading policy, which among other things, prohibits directors, executive officers and other employees from engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts), short sales, trading in puts, calls, options or other derivative securities for speculative purposes or to separate the financial interest in such securities from the related voting rights.

Perquisites.

The Company has historically maintained a conservative approach to providing perquisites to senior management. The available perquisites in 2008 were primarily additional benefits related to health programs and plans, as well as financial planning assistance. These perquisites have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive.

In early 2008, the Committee noted the increasing complexity of the senior management compensation program, primarily due to the various forms and vesting periods of share-based compensation granted since 2005. Therefore, the Committee approved the reimbursement of senior management for up to $10,000 for the utilization of financial counseling assistance to ensure recipients receive the full value of the equity awards and other compensation.

The Company permits Messrs. Robert Taubman and William Taubman to use the Company’s two leased planes for personal purposes. Such persons are required to fully reimburse the Company for the incremental cost of such use, which is the aggregate of the following expenses related to each flight leg: total pilot expenses (lodging, meals and transportation), fuel costs and landing fees. Therefore, the Company has no incremental cost in providing this benefit.

Deferred Compensation Arrangements.

The Committee believes nonqualified deferred compensation arrangements are a useful tool to assist in tax planning and ensure retirement income for its named executive officers. Existing deferred compensation arrangements do not provide for above-market or preferential earnings as defined under SEC regulations. The Company did not enter into any new nonqualified deferred compensation arrangements with its named executive officers in 2008.

See “Nonqualified Deferred Compensation in 2008” for information regarding the Company’s nonqualified deferred compensation arrangements existing in 2008, as well as contributions, earnings and withdrawals in 2008 and aggregate balances as of December 31, 2008.

Customary Benefits to All Salaried Employees.

The Company also provides customary benefits such as medical, dental, life insurance and disability coverage to each named executive officer, which are also provided to all other eligible employees. The Company also provides paid time off to all employees, including the named executive officers.

Severance Payments.

See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the named executive officers under the Company’s compensation plans and arrangements upon termination of employment or a change of control of the Company.

Change of Control Agreements.  The Company and TRG are party to change of control agreements with certain members of senior management, including Ms. Payne and Mr. Weinert. These agreements were originally entered into in connection with a hostile takeover bid in 2003, and the Committee believes these agreements were instrumental in the continued success of the Company during such period and would be instrumental in the success of the Company in the event of any future hostile takeover bid. The Committee believes that such agreements are in the best interests of the Company and its shareholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that ensure that such employees’ compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other companies.

A fundamental feature of these agreements that is different from some change of control agreements is that most of the benefits have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the actual or constructive termination of employment, in this case within three years from such trigger event). This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment. The only exceptions relate to vesting of share-based awards, which the Committee believes is appropriate due to the difficulty in converting the Company’s share-based performance awards into awards of the surviving company. Another fundamental feature of these agreements is the provision of a full tax-gross up, which reinforces the purpose of such agreements, on benefits that exceed 110% of the limits set forth in Section 280G of the IRC. This conditional gross-up ensures excise tax gross-ups are only provided if the amount is at least 110% of the 280G limit, and if so, results in the full payout to applicable employees.

Employment Agreements.   Ms. Payne also is party to an employment agreement with the Company, initially entered into in 1997, that provides for specified severance benefits. This employment agreement was entered into in order to recruit Ms. Payne in a competitive market for her services, and the Committee continues to believe the potential severance benefits are consistent with its original objectives and are within current market practices. Mr. Parker’s employment agreement is discussed below.

All other named executive officers are at-will employees of the Company.

2008 Compensation—Mr. Parker

Mr. Parker, is subject to a significantly different compensation program given his position as President of Taubman Asia Management Ltd., the management company for the Company’s expansion into the Asia-Pacific region. Mr. Parker was initially hired in 2005 pursuant to an employment agreement negotiated in a competitive market for persons with expertise in real estate in the Asia-Pacific region. Further, Mr. Parker’s sole managerial responsibilities relate to opportunities and operations in the Asia-Pacific region.

Operating Agreement.  In January 2008, Mr. Parker obtained a 10% ownership interest in Taubman Properties Asia LLC, a consolidated subsidiary of the Company, replacing his prior notional interest in such entity as set forth in his 2005 employment agreement. The operating agreement for such entity specifies, among other things, his rights and obligations related to dividends, capital contributions, puts and calls. As a result of such equity interest as well as his relatively high base salary, the Committee determined that Mr. Parker would not generally participate in the Company’s long-term incentive program otherwise utilized for senior management.

Employment Agreements.  Mr. Parker’s compensation from January to March 2008 was determined in accordance with an employment agreement entered into in February 2005, which expired on March 31, 2008. Such agreement provided for an annual base salary of $1,000,000, a $500,000 signing bonus, a 10% notional interest in Taubman Asia and specified perquisites.

In April 2008, the Company entered into a new three-year employment agreement with Mr. Parker regarding his employment as President of Taubman Asia. This employment agreement was entered into in order to retain Mr. Parker in a competitive market for his services, and the Committee believes the potential severance benefits are within current market practices. The term of the employment agreement with be automatically extended by one-year as of the end of the initial term or any renewal term, unless either party provides written notice to decline such renewal at least 90 days prior to the end of such term.

The employment agreement provides for an annual base salary of $1,100,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Parker with an opportunity to earn an annual bonus of up to $400,000 if his performance exceeds expectations; this bonus is discretionary and not part of the Company’s annual bonus plan. Mr. Parker did not receive a discretionary bonus for 2008. In addition, Mr. Parker receives the following perquisites: a car allowance; a home office allowance; and membership in a business/recreation club acceptable to the Company in its reasonable discretion. Mr. Parker also shall participate in benefit plans generally provided to employees. For a description of severance benefits and other terms, see “Named Executive Officer Compensation Tables—Potential Payments Upon Termination or Change-in-Control.”

Elements of Compensation for 2009 for Named Executive Officers

Forecasts for 2009 generally call for a weakening economy in the United States, with the continuation of the severe economic recession. It is difficult to predict the duration and depth of the economic slowdown and the impact on the Company’s business, but the Company expects that a weak economy will continue to strain the resources of its tenants and their customers, as well as its joint venture partners, and negatively impact the Company’s business and operations.

The Company provided investors 2009 guidance in February 2009; the inclusion of such guidance in this proxy statement is not intended to update or affirm the guidance provided as of such date. The Company’s guidance for 2009 FFO per diluted share was a range of $2.69 to $2.94. During the first quarter of 2009, the Company will record a charge related to a workforce reduction that occurred in January 2009 (approximately $2.6 million, subject to being finalized in the first quarter). Excluding this charge, the Company’s guidance for 2009 Adjusted FFO per diluted share was a range of $2.72 to $2.97. Both FFO per share and Adjusted FFO per share include approximately $0.03 for ongoing expenditures on the Oyster Bay project and $0.10 of interest expense that will no longer be capitalized. Adjusting for the Oyster Bay and Sarasota impairments in 2008 and the related incremental costs in 2009, 2009 guidance represents a range of nearly flat to an 8% decrease of FFO per diluted share from 2008. Net income allocable to common shareholders for 2009 is expected to be in the range of $0.69 to $1.02 per share. The guidance for net income allocable to common shareholders assumes the range of guidance for FFO per diluted share less a range of $1.85 to $1.77 per diluted share of TRG’s real estate depreciation, $0.02 per diluted share of distributions on participating securities and $0.13 per diluted share of TCO’s depreciation on its additional basis in TRG.

The Committee re-engaged Towers Perrin as its compensation consultant for 2009 and, in March 2009, received an updated report on market trends, as well as proxy statement data for comparative purposes (2008 proxy statement information, reflecting 2007 pay levels, for the named executive officers in 2008).

Base Salary.  The Committee determined not to change base salary amounts for senior management for 2009, compared to a 2.5% base salary increase in aggregate implemented for certain other employees.

Annual Bonus Plan.  The Committee approved a more flexible and subjective annual bonus plan in light of the significant volatility and uncertainties in the current business and economic environment. First, the Committee did not approve preliminary financial goals in December 2008, and instead approved the performance goal in March 2009 subsequent to the Company issuing guidance. Further, the 2009 annual bonus plan is subject only to growth in FFO per diluted share, eliminating Comp Center NOI as a component. Additionally, the performance targets for FFO per diluted share in 2009 includes a wider-than-customary payout range of FFO per diluted share, making it relatively harder to receive a bonus above target and relatively easier to receive a bonus below target. The Committee also retained additional discretion to increase or decrease the entire annual bonus pool positively or negatively by 25%, which will allow it to take into account actual market conditions for 2009.

With respect to senior management bonus targets, the Committee determined not to change target dollar values. However, the Company historically set performance targets such that the expected outcome resulted in an earned cash bonus pool of 125% of the target cash bonus pool. Instead, the Company will be setting its performance targets such that the expected outcome results in a 100% payout. Therefore, the target annual cash bonuses, as a percentage of salary, have been recalibrated for 2009.

Revised Long-Term Incentive Program.  In March 2007, the Manager conducted a full review of the Company’s existing long-term incentive program, with objectives to simplify the program, maintain the competitiveness of the program over time, enhance the pay-for-performance alignment, balance best practices and ‘best fit’ for the Company and maintain shareholder-management alignment. In connection with such review, the Committee approved the 2008 Omnibus Plan, which was subsequently approved by shareholders at the May 2008 annual meeting.

In December 2008, based on the recommendations of the Manager, the Committee approved the revised long-term incentive program, to be implemented beginning in March 2009. The following table sets forth how the revised program applicable to the named executive officers are intended to satisfy one or more of the Company’s compensation objectives, as well as key features of the revised program that address such objectives.

Change in Long-Term
Incentive Program	Purpose	Key Features

• Replaced flat dollar award amounts with a percentage of salary approach, with standard percentages by level of position	• Maintain long-term incentive compensation at desired market levels by position • Simplify the compensation program, as this approach is utilized in the annual bonus plan
•      Individual target award subject to adjustment plus or minus 25% of the position target level as long as there is no change to the aggregate target award amounts.
Committee approval required to adjust individual awards above a “zero sum” outcome

• Eliminated the separate participation and performance components and replaced them with one target award dollar value	• Simplify the compensation program

Change in Long-Term
Incentive Program	Purpose	Key Features

• For senior management, grants to include performance share units instead of options (which equaled one-third of each long term incentive award under prior program)	• Enhance long-term nature of performance measure

•      Enhance pay-for-performance alignment

•      Easy to understand and track performance measure

•      Maintain shareholder-management alignment

•      Provide some upside in up or down market based on relative performance

• Performance share units lessen dilution of existing shareholders in comparison to options	• 50% of long-term incentive compensation award

•      Performance share units represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with actual unit grants 0 to 300% of target grants based on the Company’s relative performance

•      Total shareholder return (TSR) as the performance measure, using a retail REIT index comparator group to limit effect of any one company (e.g. consists of 25 companies for purposes of 2009 grants). No variable accounting for TSR. TSR measured using the 30-day average stock price before the beginning and end of the performance period to mitigate volatility for all comparator group members

• Three-year cliff vest based on satisfaction of performance measure. No dividend payment upon vesting, therefore conserving cash
• Continued use of restricted share units, with change in dividend equivalent	• Maintain shareholder-management alignment • Provide upside with down market protection • Restricted share units lessen dilution of existing shareholders in comparison to options
•      50% of long-term incentive compensation award

•      Three-year cliff vest

•      Elimination of estimated dividends in determining grant amount, and elimination of dividend payment upon vesting. Results in higher number of shares granted and no cash payment

On March 5, 2009, the Committee approved the following LTIP grants for the 2009 compensation program:

Name	LTIP Award ($)	RSUs (#)	PSUs (#)

Robert S. Taubman	1,650,000	56,123	56,123
Lisa A. Payne	1,000,000	34,014	34,014
William S. Taubman	1,000,000	34,014	34,014
David T. Weinert	480,000	16,327	16,327

Special Option Grant.  The Committee noted that the significant decrease in the stock price of the common stock in 2008 and early 2009 has had a substantially greater impact on senior management due to the higher percentage of their pay consisting of equity awards. In particular, the stock price decline has resulted in a substantial portion of prior equity awards made to senior management being underwater (options) or of limited value (restricted stock units). The Committee determined that it was important for retention and incentive purposes to provide a special option grant for senior management, excluding Messrs. Robert Taubman, William Taubman and Morgan Parker, in March 2009, especially since the significant stock price decline was largely due to global macroeconomic events. Given the significant volatility in the Company’s stock price and its steep decline in recent months, the Committee also determined it was important that officers not benefit from short-term market increases and to strengthen shareholder alignment. The options were granted at an exercise price of $13.83 and vest only if the closing price of the Company’s common stock is greater than or equal to $30 for 10 consecutive trading days (corresponding to a stock price increase of at least 117%). The option grants noted below are additive to existing equity grants, and therefore do not represent a repricing or replacement of existing equity awards.

The number of options granted was determined by dividing the dollar value of the grant, which roughly equaled the amount of the target annual long-term incentive grant for 2009, by the closing price of the Company’s common stock on the grant date and then multiplying such amount by a specified ratio. Due to the special nature of the grants, the Committee excluded the underlying dollar value in comparing the compensation of the applicable named executive officers to the corresponding proxy statement comparator data. The March 5, 2009 special option grants to named executive officers are as follows:

Name	Award ($)	Options (#)

Lisa A. Payne	1,000,000	433,840
David T. Weinert	480,000	208,243

Policy Regarding Retroactive Adjustments

The Committee does not have a formal policy regarding whether the Committee will make retroactive adjustments to, or attempt to recover, cash or share-based incentive compensation granted or paid to senior management in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee may seek to recover any amount determined to have been inappropriately received by the individual executive to the extent permitted by applicable law.

Accounting and Tax Considerations

Deductibility of Executive Officer Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer and its three other most highly compensated executive officers. However, the Company’s chief executive officer and all of its other executive officers are employed by the Manager, and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for the Company pursuant to a services agreement between the Company and the Manager. The Committee does not anticipate that any portion of Manager’s compensation expense that may be allocable to the Company will be limited by Section 162(m). Even if the Company’s compensation expense deduction were limited by Section 162(m), as long as the Company continues to qualify as a real estate investment trust under the IRC, the payment of non-deductible compensation should not have a material adverse impact on the Company. The 2008 Omnibus Plan is designed to permit the Committee to grant awards that qualify for purposes of satisfying the conditions of Section 162(m).

Nonqualified Deferred Compensation.  Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement. In December 2008, the Company revised certain of its compensation agreements to ensure that all of the Company’s employment, severance and deferred compensation arrangements satisfy the requirements of Section 409A to allow for deferral without accelerated taxation, penalties or interest.

Change in Control Payments.  Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average of

Form W-2 compensation). Additionally, IRC Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments.

The Company’s share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. Further, Ms. Payne and Mr. Weinert have employment agreements and/or change in control agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may qualify as excess parachute payments. As noted earlier, the change in control agreements provide a full tax-gross up on benefits that exceed 110% of the limits set forth in Section 280G of the IRC.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the CD&A in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and the proxy statement for the 2009 annual meeting of shareholders.

The Compensation Committee

Craig M. Hatkoff, Chairman
Jerome A. Chazen
Peter Karmanos, Jr.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2008, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee.

Named Executive Officer Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the named executive officers in 2008, 2007 and 2006.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Robert S. Taubman	2008	677,625	—	1,007,078	670,141	127,055	37,304	2,519,203
Chairman, President and CEO	2007	670,719	—	911,755	655,581	686,095	27,075	2,951,225
	2006	688,462	—	570,681	497,937	2,104,609	26,204	3,887,893

Lisa A. Payne	2008	547,313	—	582,192	429,873	195,664	38,304	1,793,346
Vice Chairman and CFO	2007	541,306	—	514,708	446,935	551,418	27,075	2,081,442
	2006	518,269	—	316,935	354,425	1,341,313	26,204	2,557,146

William S. Taubman	2008	521,250	—	580,582	386,905	84,703	27,304	1,600,744
Chief Operating Officer	2007	515,529	—	505,048	372,593	508,219	27,075	1,928,464
	2006	496,635	—	307,275	277,149	1,345,000	26,204	2,452,263

Morgan B. Parker	2008	1,084,028	—	—	14,813	—	48,331	1,147,172
President, Taubman Asia

David T. Weinert	2008	364,875	—	272,793	216,225	130,443	28,304	1,012,640
Senior Vice President,	2007	360,870	—	211,764	229,138	438,762	27,075	1,267,609
Leasing (Manager)	2006	336,538	—	113,166	172,039	586,875	26,204	1,234,822

(1)	The amounts reported reflect the amounts recognized for financial statement reporting purposes in the applicable year in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include amounts from awards granted in and prior to the applicable year. All awards in this column for 2008 relate to restricted stock units granted under the 2005 RSU Plan. The amortization period for awards included in this column for 2008 are:

Award Date	Amortization Period (Months)

May 2005	38
March 2006	36
May 2006	34
March 2007	36
February 2008	36

Generally, amortization begins in the month of the award date. Valuation assumptions used in determining the amortization amounts for 2008 are included in note 14 and 13 of the Company’s audited financial statements included in the Company’s annual report on Form 10-K for the years ended December 31, 2007 (the “2007 10-K”) and 2008 (the “2008 10-K”), respectively.

The following table includes the compensation expense reported for restricted stock units in 2008 on a grant-date by grant-date basis:

	Grant Date (amounts in $)
Name	May 2005	March 2006	May 2006	March 2007	February 2008	Total

Robert S. Taubman	49,961	325,099	—	344,270	287,748	1,007,078
Lisa A. Payne	26,702	172,654	19,263	195,091	168,482	582,192
William S. Taubman	25,092	172,654	19,263	195,091	168,482	580,582
David T. Weinert	6,869	55,536	38,512	91,807	80,069	272,793

(2)	The amounts reported reflect the amounts recognized for financial statement reporting purposes in the applicable year in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include amounts from awards granted in and prior to the applicable year. All awards in this column relate to options granted under the 1992 Option Plan. The amortization period for awards included in this column for 2008 are:

	Amortization Period by Grant Date (Months)
Vesting	March 2005	May 2005	March 2006	May 2006	March 2007	February 2008

One-third	36	17	12	10	12	12
One-third	60	29	24	22	24	24
One-third	84	41	36	34	36	36

Generally, amortization begins in the month of the award date. Valuation assumptions used in determining the amortization amounts for 2008 are included in note 14 and 13 of the Company’s audited financial statements included in the 2007 10-K and 2008 10-K, respectively.

The following table includes the compensation expense reported for options in 2008 on a grant-date by grant-date basis:

	Grant Date (amounts in $)
Name	March 2005	May 2005	March 2006	May 2006	March 2007	February 2008	Total

Robert S. Taubman	—	20,755	89,356	—	236,926	323,104	670,141

Lisa A. Payne	42,298	11,095	47,453	5,588	134,258	189,181	429,873

William S. Taubman	—	10,425	47,453	5,588	134,258	189,181	386,905

Morgan B. Parker	—	14,813	—	—	—	—	14,813

David T. Weinert	33,839	2,855	15,263	11,176	63,183	89,909	216,225

(3)	The amounts earned in 2008, consisting of payments earned under the 2008 annual bonus plan, were approved by the Committee on March 5, 2009. Payment of such bonus occurred on March 13, 2009.

(4)	Except for Mr. Parker, includes $18,660 and $8,644 contributed by the Company to such person’s account in the 401(k) Plan and Supplemental Retirement Savings Plan, respectively. See “Nonqualified Deferred Compensation in 2008” for additional information on the Supplemental Retirement Savings Plan. Includes $30,000 car allowance for Mr. Parker. Also includes the following perquisites: Mr. Robert Taubman (financial planning); Ms. Payne (financial planning and health club membership dues); Mr. Weinert (health club membership dues); and Mr. Parker (home office allowance and business club membership dues).

Narrative Discussion of Summary Compensation Table.

Employment Agreement-Ms. Payne.  See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of Ms. Payne’s employment agreement.

Employment Agreement and Related Agreements—Mr. Parker.  Mr. Parker is a named executive officer only in 2008 and therefore the Summary Compensation Table is only required to include his compensation information for 2008. Mr. Parker is subject to a different compensation program than the other named executive officers, as further described in “Compensation Discussion and Analysis—2008 Compensation—Mr. Parker.” See “Potential Payments Upon Termination or Change-in-Control” for additional information regarding the material terms of Mr. Parker’s employment agreement and the operating agreement for Taubman Asia. A significant portion of Mr. Parker’s compensation is in base salary. He is also eligible for a discretionary bonus, but does not participate in the Company’s annual bonus plan. Mr. Parker did not receive a discretionary bonus for 2008. Further, due to his equity interest in Taubman Asia as well as his relatively high base salary, he does not generally participate in the Company’s long-term incentive program. Mr. Parker’s employment agreement also provides him specified perquisites.

Stock Awards and Option Awards.  Most of the awards in this table were granted under the long-term incentive program utilized from 2005 to 2008, pursuant to which two-thirds of the dollar value of the long-term incentive award was paid in restricted stock units and one-third of the dollar value of the long-term incentive award was paid in nonqualified options. In addition, option award expense includes performance-vesting options that were granted in March and May 2005 and vest in three equal installments, three, five and seven years after the grant date, if the total shareholder return performance measure is satisfied; the first tranche vested in March and May 2008, respectively. From 1998 to 2004, the Company had a cash-based long-term incentive program, the TTC Long-Term Performance Plan; see below for a description of amounts earned in 2006 under the TTC Long-Term Performance Plan.

Non-Equity Incentive Plan Compensation.  For amounts earned in 2008, the Committee utilized its discretion and established an annual bonus pool of 60% of the target annual cash bonus pool for the Company as a whole, with senior management having an aggregate annual bonus pool of 43% of their target annual cash bonus pool. In March 2009, the Committee divided up the actual cash bonus pool for senior management based on individual performance reviews and related considerations.

The amounts earned in 2007 consisted of payments earned under the 2007 annual bonus plan.

The amounts earned in 2006 consisted of payments earned (A) under the 2006 annual bonus plan and (B) under the TTC Long-Term Performance Plan (the performance measures for the cash grant in 2004 were satisfied on January 1, 2007). See “Nonqualified Deferred Compensation in 2008” for additional information on the TTC Long-Term Performance Plan. The following table includes the amounts earned in 2006 under the two plans:

	2006 Annual Bonus Plan	TTC Long-Term Performance Plan
Name	($)	($)

Robert S. Taubman	804,609	1,300,000
Lisa A. Payne	631,313	710,000
William S. Taubman	650,000	695,000
David T. Weinert	455,000	131,875

Perquisites.  The Company offered reimbursement, up to $10,000, for financial planning assistance for the first time in 2008. Only Mr. Robert Taubman and Ms. Payne utilized the new perquisite.

Grants of Plan-Based Awards in 2008

The following table provides information about equity and non-equity awards granted to the named executive officers in 2008.

					All Other	All Other
					Stock	Option
					Awards:	Awards:
		Estimated Possible Payouts			Number	Number of	Exercise or	Grant Date
		Under Non-Equity			of Shares	Securities	Base Price	Fair Value of
		Incentive Plan Awards(1)			of Stock	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	Awards ($)(4)

Robert S. Taubman	N/A	—	508,219	—	—	—	—	—
	02/27/08	—	—	—	20,452	—	—	1,035,894
	02/27/08	—	—	—	—	68,115	50.65	634,460
Lisa A. Payne	N/A	—	355,753	—	—	—	—	—
	02/27/08	—	—	—	11,975	—	—	606,534
	02/27/08	—	—	—	—	39,882	50.65	371,482
William S. Taubman	N/A	—	338,813	—	—	—	—	—
	02/27/08	—	—	—	11,975	—	—	606,534
	02/27/08	—	—	—	—	39,882	50.65	371,482
David T. Weinert	N/A	—	237,169	—	—	—	—	—
	02/27/08	—	—	—	5,691	—	—	288,249
	02/27/08	—	—	—	—	18,954	50.65	176,548

(1)	The amounts in this column relate to the 2008 annual bonus plan.

(2)	All awards in this column relate to restricted stock units under the 2005 RSU Plan.

(3)	All awards in this column relate to options granted under the 1992 Option Plan.

(4)	The grant date fair value is calculated in accordance with FAS 123(R). The grant date fair value of each restricted stock unit, which includes the right to receive dividend equivalents, is equal to the closing stock price on the grant date. The grant date fair value of each option is calculated using the Black-Scholes model, using assumptions which are included in note 13 to the Company’s audited financial statements included in the 2008 10-K.

Each restricted stock unit had a grant-date fair value of $50.65. Each option had a grant-date fair value of $9.31.

Narrative Discussion of Grants of Plan-Based Awards in 2008.

Mr. Parker.  Mr. Parker does not participate in the annual bonus plan and generally does not participate in the long-term incentive program.

Annual Bonus Plan.  The annual bonus plan in effect for 2008 was predicated on the Company’s satisfaction of two annual performance measures: FFO per diluted share and Comp Center NOI growth. Historically, upon the Committee’s approval of any adjustments to actual FFO per diluted share and Comp Center NOI for purposes of determining the cash bonus pool, the Committee’s pre-approved payment formula determines the size of the earned cash bonus pool as a percentage of the target pool, ranging from 0% to 200%. However, in 2008, the Committee utilized its discretion to establish a smaller earned cash bonus pool than the formula would have otherwise provided. See “Compensation Discussion and Analysis—Executive Summary—2008 Compensation Summary for Named Executive Officers.” Cash bonuses earned by each member of senior management were determined by the Committee upon its allocation of the aggregate, earned cash bonus pool of senior management based on individual performance reviews and related considerations. Since there was no maximum established for individual members of senior management, the Company has determined not to disclose a maximum amount in the table above. Earned bonus amounts for 2008 were approved by the Committee on March 5, 2009; such amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Share-Based Compensation.  The awards in this table were granted in the first quarter of 2008 based on the satisfaction of 2007 performance measures in accordance with the long-term incentive program. The 2008 grants were initially denominated in dollars based on two components, (1) a fixed dollar amount, which generally reflected the person’s position and responsibilities (referred to as the ‘participation amount’) and (2) a variable dollar amount initially targeted at 100% of the participation amount, with earned amounts generally from 75% to 125% of the participation amount based on the Committee’s review of Company performance against financial and strategic performance goals for the applicable year (referred to as the ’performance amount’). The dollar value of the combined award for each person was then converted into share-based awards. Senior management received two-thirds of the award value in restricted stock units under the 2005 RSU Plan and one-third in nonqualified options under the 1992 Option Plan.

Although the performance component was based upon financial and strategic performance goals, the Committee did not utilize any strict formula for determining how its review of such goals equated to establishing the earned performance component. Therefore, the Company determined that the resulting equity awards do not qualify as equity incentive plan awards for purposes of this table and reports such equity awards as noted above.

The Committee initially determined not to change the target participation pool and performance pool for named executive officers for the 2007 compensation program. However, in February 2008, the Committee approved an increase in the participation component (by 10% to 20%) for purposes of the February 2008 equity grants in connection with its review of market data, although the performance component remained based on the pre-adjusted 2007 participation amount. Due to the Company’s strong performance in respect of the financial and strategic objectives in 2007, the Committee determined that the performance component for all participants would be 120% of the target amount.

Stock Awards.  The number of restricted stock units awarded by the Committee was determined by dividing the dollar value of the restricted stock unit grant by the aggregate of (a) the average closing price of the Company’s common stock on the date of grant and the two days prior, and (b) three years of dividends assuming a fixed percentage of compounded growth rate. Each restricted stock unit represents the right to receive upon vesting one share of the Company’s common stock plus a cash payment equal to the aggregate cash dividends that would have been paid on such share of common stock from the grant date to the vesting date. All restricted stock units granted in 2008 provide for vesting on March 1, 2011, subject to the terms of such award.

Option Awards.  The number of options awarded by the Committee was determined by dividing the dollar value of the option grant by the closing price of the Company’s common stock on the date of grant, and then multiplying by a factor approved by the Committee. Each option represents the right to receive one TRG unit upon vesting and payment of the exercise price. All options granted in 2008 provide for vesting in equal installments on March 1, 2009, 2010 and 2011, respectively, subject to the terms of such award. Upon exercise, all employees, other than Messrs. Robert Taubman and William Taubman, are required to exchange each underlying TRG unit for one share of the Company’s common stock under the Company’s Continuing Offer.

Outstanding Equity Awards at December 31, 2008

The following table provides information on the current holdings of option and stock awards by the named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
			Equity
			Incentive
			Plan
			Awards:				Market
	Number	Number	Number			Number	Value of
	of Securities	of Securities	of Securities			of Shares	Shares or
	Underlying	Underlying	Underlying			or Units	Units of
	Unexercised	Unexercised	Unexercised	Option		of Stock	Stock That
	Options	Options	Unearned	Exercise	Option	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)

Robert S. Taubman	—	—	—	—	—	63,075	1,605,890
	—	68,115(3)	—	50.65	02/27/18	—	—
	20,126	40,250(4)	—	55.90	03/07/17	—	—
	53,149	26,574(5)	—	40.39	03/08/16	—	—
	99,202	—	—	31.31	05/18/15	—	—
Lisa A. Payne	—	—	—	—	—	36,625	932,473
	—	39,882(3)	—	50.65	02/27/18	—	—
	11,405	22,808(4)	—	55.90	03/07/17	—	—
	—	1,491(5)	—	40.25	05/15/16	—	—
	—	14,112(5)	—	40.39	03/08/16	—	—
	17,673	—	—	31.31	05/18/15	—	—
	—	—	66,666(6)	29.38	03/04/15	—	—
William S. Taubman	—	—	—	—	—	36,625	932,473
	—	39,882(3)	—	50.65	02/27/18	—	—
	11,405	22,808(4)	—	55.90	03/07/17	—	—
	2,982	1,491(5)	—	40.25	05/15/16	—	—
	28,226	14,112(5)	—	40.39	03/08/16	—	—
	49,825	—	—	31.31	05/18/15	—	—
Morgan B. Parker	10,000	—	20,000(6)	31.31	05/18/15	—	—
David T. Weinert		—	—	—	—	17,454	444,379
	—	18,954(3)	—	50.65	02/27/18	—	—
	5,367	10,734(4)	—	55.90	03/07/17	—	—
	5,964	2,981(5)	—	40.25	05/15/16		—
	9,079	4,539(5)	—	40.39	03/08/16	—	—
	—	—	53,333(6)	29.38	03/04/15	—	—

(1)	The restricted stock units vest as follows:

	March 1,
Name	2009	2010	2011

Robert S. Taubman	24,147	18,476	20,452
Lisa A. Payne	14,180	10,470	11,975
William S. Taubman	14,180	10,470	11,975
David T. Weinert	6,836	4,927	5,691

(2)	Based upon the closing price of the Company’s common stock on the NYSE on December 31, 2008 of $25.46.

(3)	The options vest in three equal installments on March 1, 2009, 2010 and 2011, respectively

(4)	The options vest in two equal installments on March 1, 2009 and 2010, respectively.

(5)	The options vest on March 1, 2009.

(6)	The options vest in two equal installments on March 4, 2010 and 2012, respectively, subject to the satisfaction of certain Company performance criteria as of each vesting date.

Option Exercises and Stock Vested in 2008

The following table provides information about the value realized by the named executive officers on the exercise of options and the vesting of stock awards in 2008.

	Option Awards(1)		Stock Awards(2)
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Robert S. Taubman	—	—	30,318	1,478,003
Lisa A. Payne	99,888	1,349,834	18,270	877,034
William S. Taubman	—	—	15,227	742,316
David T. Weinert	40,305	836,609	4,565	219,920

(1)	The value realized is based on the number of options exercised multiplied by the difference between (A) the closing price of the common stock on the NYSE on the exercise date and (B) the exercise price.

(2)	Represents the vesting of restricted stock units, and in addition for Ms. Payne and Mr. Weinert, the vesting of notional shares.

Vesting of restricted stock units—The value realized for purposes of the table is based upon the number of shares of common stock received upon vesting multiplied by the closing price of the common stock on the NYSE on the vesting date. If the NYSE is closed on the vesting date, the closing price on the preceding business day is used.

Vesting of notional shares—During the deferral period, the notional shares are credited with dividend equivalents (which are vested when issued) in the form of additional notional shares as, and in the amount that, the Company pays dividends on its shares of common stock. This table includes 2,066 and 397 of additional notional shares relating to the dividend equivalents received by Ms. Payne and Mr. Weinert, respectively, in 2008. The value realized for purposes of the table is based on the number of notional shares received multiplied by the closing price of the common stock on the NYSE on the issuance date. If the NYSE is closed on the issuance date, the closing price on the preceding business day is used. See “Nonqualified Deferred Compensation in 2008” for additional information on the TTC Long-Term Performance Plan and recent amendments to the settlement dates of the notional shares.

Nonqualified Deferred Compensation in 2008

The Company had the following nonqualified deferred compensation arrangements in 2008 relating to the named executive officers:

TTC Long-Term Performance Plan.  From 1996 through 2004, awards under The Taubman Company Long-Term Performance Compensation Plan, as amended (the “TTC Long-Term Performance Plan”), were generally favored as the primary source of incentive compensation to senior management. Under this plan, persons received annual grants of notional shares (1996 to 1997) or cash awards (1998-2004) based on individual and Company performance measures. Upon vesting, the participant receives a lump sum cash payment unless the participant elects to defer payment in accordance with the terms of the plan. For each deferred award under the plan, the participant was required to irrevocably elect the deferral settlement date at least one year in advance of vesting of the applicable award.

Mr. Weinert and Ms. Payne deferred receipt of notional share awards granted in 1996 and 1997, respectively. During the deferral period, the notional shares are credited with: (A) dividend equivalents in the form of additional notional shares as, and in the amount, of the dividends paid on the Company’s shares of common stock, and (B) common stock price growth, which for 2008 is calculated as (I) the difference between the Company’s average common stock price for the last 20 business days immediately preceding and including December 31, 2008 and such comparable period in 2007, multiplied by (II) the number of notional shares held at December 31, 2008.

In December 2008, the Company amended the TTC Long-Term Performance Plan for compliance with the requirements of Section 409A of the Code as to the arrangements with individual participants that are subject to such requirements. In addition, in December 2008, as permitted by the special transition relief under Internal Revenue Service Notice 2007-86, both participants, with the approval of The Taubman Company LLC, chose to amend their original settlement date elections. Specifically, Mr. Weinert and Ms. Payne elected to terminate their deferral period as of January 5, 2009 and January 1, 2009, respectively. Upon the end of the deferral period, such participants were paid a lump sum cash payment equal to the number of notional shares in the deferral account multiplied by the average closing price of the Company’s common stock on the NYSE for the last twenty business days immediately preceding and including the day the deferral period was terminated.

Supplemental Retirement Savings Plan.  This plan provides benefits to senior management in the form of Company contributions which would have been payable under the tax-qualified retirement plan (The Taubman Company and Related Entities Employee Retirement Savings Plan, the “401(k) plan”) but for the reduction in recognizable compensation to $230,000 (as of December 31, 2008, as adjusted by the IRS from time to time) as required by the IRC. There are no employee contributions permitted under this plan. In addition to any Company contributions, the Company also credits earnings at a rate of 1% above the prime rate of return established by JPMorgan Chase Bank, N.A. Employees are vested in these contributions at the same time such employees vest in the matching contributions under the Company’s 401(k) plan: 10% after the first year of service; 30% after two years of service; 50% after three years of service; 70% after four years of service; and 100% after five years of service. No withdrawals are permitted under the plan during employment. In December 2008, the Company amended the Supplemental Retirement Savings Plan for compliance with the requirements of Section 409A of the Code.

Mr. Robert Taubman’s Deferral of TRG Units.  Pursuant to an option deferral agreement entered into in December 2001 among the Manager, TRG and Mr. Robert Taubman, Mr. Taubman deferred his right to receive 871,262 TRG units pursuant to an incentive option granted to Mr. Taubman in 1992 that he exercised in 2002. Until the Deferred TRG units are distributed in full, Mr. Taubman receives distribution equivalents on the Deferred TRG units in the form of cash payments as and when TRG makes distributions on actual units outstanding. Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, actual TRG units will be paid to Mr. Taubman in ten annual installments. The deferral agreement will terminate and actual TRG units will be paid to Mr. Taubman in a single distribution upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

The table below provides information on the nonqualified deferred compensation of the named executive officers in 2008.

		Executive	Registrant	Aggregate		Aggregate	Aggregate
		Contributions	Contributions	Earnings		Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY		Distributions	Last FYE
Name	Plan	($)	($)(1)	($)(2)		($)(3)	($)(4)

Robert S. Taubman	Supplemental Retirement Savings Plan	—	8,644	10,359		—	180,333
	Option Deferral Agreement	—	—	(19,228,753	)(5)	1,446,294	22,182,331

Lisa A. Payne	TTC Long-Term Performance Plan	—	—	(1,332,646	)(6)	—	1,470,502
	Supplemental Retirement Savings Plan	—	8,644	6,400		—	114,035

William S. Taubman	Supplemental Retirement Savings Plan	—	8,644	9,751		—	171,088

David T. Weinert	TTC Long-Term Performance Plan	—	—	(256,013	)(6)	—	282,497
	Supplemental Retirement Savings Plan	—	8,644	6,038		—	109,995

(1)	The Company’s contributions to the supplemental retirement savings plan in 2008 are included in the “All Other Compensation” column of the “Summary Compensation Table” for 2008.

(2)	None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the “Summary Compensation Table.”

(3)	Withdrawals and distributions are not reflected in the Summary Compensation Table.

(4)	For each person in this table, $17,063 was reported in the Summary Compensation Table as 2006 and 2007 compensation, in aggregate, all of which related to the Company’s contributions to the supplemental retirement savings plan.

(5)	Represents $1,446,294 of distributions paid on such Deferred TRG units and a loss of $(20,675,047) due to a $23.73 per share decrease in the common stock price.

(6)	For Ms. Payne, this amount includes $87,089 for dividends and $(1,419,735) for stock price decrease related to the deferral of a notional share award granted in 1997 under the plan. For Mr. Weinert, this amount includes $16,730 for dividends and $(272,743) for stock price decrease related to the deferral of a notional share award granted in 1996 under the plan.

Potential Payments Upon Termination or Change-in-Control

The following section describes and quantifies potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.

Ms. Payne is party to an employment agreement and change of control agreement with the Company. Mr. Parker is party to an employment agreement and an operating agreement with a subsidiary of the Company. None of the other named executive officers has an employment agreement with the Company. Mr. Weinert has entered into a change of control agreement with the Company, while Messrs. Robert Taubman and William Taubman have not entered into such agreements.

Certain of the Company’s compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events; see “—Company Share-Based Plans” below. In addition, the Committee may authorize discretionary severance payments to its named executive officers upon termination.

Company Share-Based Plans

1992 Option Plan

The Committee is authorized to accelerate the vesting of options at any time more than six months after the grant date. The Committee is also permitted to modify, extend or renew outstanding options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE.

If a participant’s employment is terminated for cause, all vested and unvested options will be forfeited as of the termination date.

If a participant’s employment with the Company is terminated for any reason, other than the death, disability, or retirement of such employee or for cause, (A) the participant’s options that have not vested as of such termination date will be forfeited, and (B) the participant shall have 90 days (or such other period in the Committee’s discretion) from the termination date to exercise vested options, subject to specified limitations.

Options held by an employee who dies while employed will vest immediately, and the beneficiary will have 730 days to exercise such options. Options held by an employee that becomes disabled or retires will also vest immediately upon such trigger event, and will be exercisable any time prior to the tenth anniversary of the date of grant.

Options will vest immediately upon the termination (without renewal) of the Manager’s services agreement with TRG, upon any change in control of TRG, or upon TRG’s permanent dissolution.

2005 RSU Plan

The Committee has the authority to accelerate vesting of restricted stock units at any time.

The restricted stock units will vest immediately if a participant’s employment with the Company is terminated for death, disability or retirement of such employee, or upon a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG. If a participant’s employment with the Company is terminated for any other reason, the restricted stock units that have not vested as of such date will be forfeited.

Deferred Compensation Plans and Arrangements

TTC Long-Term Performance Plan

As of December 31, 2008, Mr. Weinert and Ms. Payne had outstanding, irrevocable deferred awards under the plan. The deferral period is immediately terminated upon the termination of the participant’s employment with the Company for any reason, upon a change of control, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG.

In December 2008, as permitted by the special transition relief under Internal Revenue Service Notice 2007-86, both participants, with the approval of The Taubman Company LLC, chose to amend their original settlement date elections. Specifically, Mr. Weinert and Ms. Payne elected to terminate their deferral period as of January 5, 2009 and January 1, 2009, respectively. Upon the end of the deferral period, such participants were paid a lump sum cash payment equal to the number of notional shares in the deferral account multiplied by the average closing price of the Company’s common stock on the NYSE for the last twenty business days immediately preceding and including the day the deferral period was terminated.

Supplemental Retirement Savings Plan

Each of the named executive officers participates in the plan. No withdrawals are permitted under the plan during employment. As soon as practicable following the termination of employment for any reason, the employee must elect a lump-sum payment (to be paid no earlier than one year following such termination date) or annual installments (such first installment to be paid no earlier than one year following the last day of the month of termination); however, in its sole discretion, the Company may accelerate such payment plan. The acceleration provisions will be amended as necessary to comply with the new tax rules applicable to nonqualified deferred compensation arrangements. In the event the employee dies before distribution of all amounts, the beneficiary may change the form of payment with the consent of the Company.

Mr. Robert Taubman’s Deferral of TRG Units

Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, the TRG units will be paid to Mr. Taubman in ten annual installments. The deferral agreement will terminate and the Deferred TRG units will be paid to Mr. Taubman in a single distribution of TRG units upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

Change of Control Agreements

The agreements have three-year terms that automatically extend for an additional year on each anniversary of the first day of their terms unless a notice not to extend is given by the Company at least 60 days prior to the renewal date. If a change of control of the Company occurs during the term of the agreement, then the agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.

Each agreement provides generally that the executive’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. In addition, each agreement also provides that upon a change of control or a termination of employment in anticipation of a change of control, all of the executive’s share-based compensation awards that are outstanding on the date of the change of control will vest and, in specified circumstances, will become payable. In December 2008, the Company amended these agreements for compliance with the requirements of Section 409A of the Code.

After a change of control, if the executive’s employment is terminated for cause, the executive will generally be entitled to receive:

•	accrued and unpaid compensation and benefits; and

•	other vested benefits in effect on the date of the termination.

After a change of control, if the executive’s employment is terminated by reason of the person’s death or disability, the executive or his or her beneficiary or estate will generally be entitled to receive:

•	the amounts noted above for termination for cause; and

•	an annual cash bonus for the year in which the termination of employment occurs, pro-rated through the date of termination.

After a change of control, if the executive’s employment is terminated by the Company other than for cause, death or disability, or if the executive resigns for good reason, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

•	the amounts noted above for termination by reason of death or disability;

•	two and a half times the executive’s annual base salary and annual cash bonus;

•	continued welfare benefits and perquisites for at least thirty months; and

•	outplacement services for one year.

The annual cash bonus portion of this severance amount will be based on the higher of the highest award paid to the executive during the three years prior to the change of control or the most recent award paid to the executive prior to the date of termination of employment. The Company will additionally provide each executive with a full tax gross-up on the above benefits to the extent such benefits exceed 110% of the limits set forth in Section 280G of the Code.

Further, as a condition to receiving such funds and subject to limited specified exceptions, the executive must sign an agreement to forever release and discharge the Company and its agents from any and all liabilities of any kind whatsoever related in any way to the Company’s employment of the executive that the executive has ever had or may thereafter have against the Company or its agents. The executive is also subject to customary confidentiality provisions after the termination of employment with the Company.

Change of Control Agreement—Ms. Payne

The change of control agreement supersedes Ms. Payne’s employment agreement upon the occurrence of a change of control. Ms. Payne’s change of control agreement is identical to the description set forth above in “Potential Payments Upon Termination or Change-in-Control—Change of Control Agreements,” except that to preserve an existing benefit under her employment agreement, such agreement provides that her termination of employment for any reason following a Change of Control or in anticipation of a Change of Control, is deemed to be Good Reason. In December 2008, the Company amended this agreement for compliance with the requirements of Section 409A of the Code.

Employment Agreement—Ms. Payne

In January 1997, the Company entered into a three-year agreement with Ms. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. Beginning on the second anniversary date of such initial term and continuing on each anniversary date thereafter, the employment agreement has been extended one-year (effectively resulting in a two-year employment agreement as of each extension date). The agreement will continue to be extended in such manner unless either party gives sufficient notice to the contrary. In June 2005, Ms. Payne became Vice Chairman in addition to her role as Chief Financial Officer. In December 2008, the Company amended this agreement for compliance with the requirements of Section 409A of the Code.

The employment agreement provides for an annual base salary of not less than $500,000, with consideration of upward adjustments to be reviewed annually, as well as customary benefits and perquisites. The agreement also provides for Ms. Payne’s participation in the Company’s annual bonus plan, with a target award of $250,000 and a maximum annual award of $375,000, and other share-based compensation plans.

Pursuant to the agreement, if Ms. Payne’s employment with the Company is terminated for any reason other than (1) Ms. Payne’s voluntary termination of her employment, (2) death or disability or (3) a termination by the Company for cause, Ms. Payne shall be entitled to receive payment of her base salary and target cash bonus for the remaining term of her employment agreement, and all benefits granted to Ms. Payne under the Company’s various compensation plans shall immediately vest in full. Ms. Payne shall also receive such payments if her termination of employment is within in 90 days of any of the following events: (w) a change of control, (x) a substantial diminution of duties or responsibilities, (y) a change in title without consent and (z) a change in location of employment outside metro Detroit area. Payments under the clause will be reduced by amounts Ms. Payne receives from other employment during such payment period.

For any other termination, including for cause, voluntary termination without good reason, death or disability, Ms. Payne shall receive any amounts accrued to the date of termination and as provided for in Company’s compensatory plans.

Employment Agreement—Mr. Parker

In April 2008, the Company entered into a new three-year agreement with Mr. Parker regarding his employment as President of Taubman Asia. Mr. Parker also agreed to serve on the board of directors of Taubman Asia’s management company for the term of his employment. The term of the employment agreement will be automatically extended by one-year as of the end of the initial term or any renewal term, unless either party provides written notice to decline such renewal at least 90 days prior to the end of such term.

The employment agreement provides for an annual base salary of $1,100,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Parker with an opportunity to earn an annual bonus of up to $400,000 if his performance exceeds expectations; this bonus is discretionary and Mr. Parker does not participate in the annual bonus plan. In addition, Mr. Parker receives the following perquisites: a car allowance;

a home office allowance; and membership in a business/recreation club acceptable to the Company in its reasonable discretion. Mr. Parker will also participate in benefit plans generally provided to employees.

Pursuant to the agreement, if Mr. Parker’s employment is terminated by the Company other than for good cause or by Mr. Parker for good reason, Mr. Parker shall continue to receive his annual base salary until the end of the applicable term; provided, however, subject to the applicable non-competition provisions, Mr. Parker must in good faith endeavor to find other comparable employment and, beginning in April 2010, any cash compensation earned by him will reduce the Company’s salary continuation obligation on a dollar-for-dollar basis. No such reduction is assumed in the table below. In addition, for any termination of employment, Mr. Parker will receive any amounts accrued to the date of termination.

Following expiration or termination of the agreement, Mr. Parker must execute a release of claims agreement and he will be subject to the non-competition, non-solicitation and confidentiality provisions set forth therein. The non-confidentiality provisions are applicable for the remaining term of the agreement and, if such termination occurs prior to April 2018, for a period of one year thereafter. In addition, Mr. Parker is subject to a non-solicitation provision, and he must not engage in any conflict of interest transaction, for the term and for one year thereafter.

Operating Agreement for Taubman Properties Asia LLC—Mr. Parker

In January 2008, Mr. Parker obtained a 10% ownership interest in Taubman Properties Asia LLC, a consolidated subsidiary of the Company. He is entitled to 10% of Taubman Asia’s dividends, with 85% of his dividends being withheld as contributions to capital. These withholdings will continue until he contributes and maintains his capital consistent with a 10% ownership interest, including all capital funded by TRG for Taubman Asia’s operating and investment activities prior and subsequent to Mr. Parker obtaining his ownership interest. Mr. Parker’s ownership interest will be reduced to 5% upon his cumulatively receiving a specified amount in dividends. TRG will have a preferred investment in Taubman Asia to the extent Mr. Parker has not yet contributed capital commensurate with his ownership interest. This preferred investment will accrue an annual preferential return equal to TRG’s average borrowing rate (with the preferred investment and accrued return together being referred to herein as the preferred interest).

Taubman Asia has the ability to call at any time Mr. Parker’s ownership at fair value, less the amount required to return TRG’s preferred interest, although the redemption price will not exceed any cash contributions paid by Mr. Parker (less any distributions received) in the event of certain misconduct by Mr. Parker. Mr. Parker similarly has the ability to put his ownership interest to Taubman Asia at 85% (increasing to 100% in 2013) of fair value, less the amount required to return TRG’s preferred interest. In the event of a liquidation of Taubman Asia, TRG’s preferred interest would be returned in advance of any other ownership interest or income.

For purposes of the table below, the Company assumes that it would redeem Mr. Parker’s ownership upon any termination of employment. Mr. Parker’s noncontrolling interest in Taubman Asia, which is accounted for as a minority interest in the Company’s financial statements, was at a zero balance as of December 31, 2008. Therefore, the equity interest has no value as of December 31, 2008 and is not listed in the table below.

Change of Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurs on December 31, 2008. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table.

The following items are not reflected in the table set forth below:

•	Accrued salary, cash bonus (except to the extent specifically noted in Ms. Payne’s employment agreement) and paid time off.

•	Costs of COBRA or any other mandated governmental assistance program to former employees.

•	Welfare benefits provided to all salaried employees having substantially the same value.

•	Amounts outstanding under the Company’s 401(k) plan.

•	TTC Long-Term Performance Plan. If such participant’s employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG), or the Company accelerates such payment as of December 31, 2008, then such participants would receive the aggregate balance amount relating to the plan as set forth in the “Nonqualified Deferred Compensation in 2008” table. Such payment is required to be made as soon as administratively practicable.

•	Supplemental Retirement Savings Plan. If such participant’s employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG), or the Company accelerates such payment as of December 31, 2008, then the participant would receive the aggregate balance amount relating to the plan as set forth in the “Nonqualified Deferred Compensation in 2008” table.

•	Mr. Robert Taubman’s Deferral of TRG Units. If Mr. Taubman’s employment is terminated for any reason as of December 31, 2008, the Deferred TRG units will be paid to Mr. Taubman in ten annual installments. If Mr. Taubman’s employment is terminated within six months of a change of control, then the Deferred TRG units will be paid to Mr. Taubman in a single distribution. The aggregate balance amount relating to this deferral arrangement is set forth in the “Nonqualified Deferred Compensation in 2008” table.

Change of Control Payments—IRC Section 280G valuation.

IRC Section 280G imposes tax sanctions for payments made by the Company that are contingent upon a change of control and equal to or greater than three times an executive’s most recent five-year average annual taxable compensation (the “base amount”). If tax sanctions apply, all payments above the base amount become subject to a 20% excise tax (paid by the executive) and are ineligible for a tax deduction by the Company. Key assumptions of the analysis include:

•	Change of control and termination of employment occurs as of December 31, 2008; and

•	The only applicable payments are cash severance (2.5x salary plus annual cash bonus, with the cash bonus being the highest annual cash bonus earned in the prior three years), welfare benefits (10% of base salary), one year of outplacement services (20% of base salary), and accelerated vesting of options and restricted stock.

Other Notes Applicable to Table.

•	The 1992 Option Plan and 2005 RSU Plan provide for the acceleration of vesting of share-based awards upon retirement, death, disability or a change of control. In addition, for Ms. Payne, such share-based awards will vest upon a termination by the Company without cause. The table reflects the intrinsic value of such acceleration, which is (A) for each unvested option, $25.46 less the exercise price, and (B) for each unvested restricted stock unit, $25.46. $25.46 represents the closing price on the NYSE on December 31, 2008.

•	The Committee has discretion to accelerate the vesting of options (six months after the grant date) and restricted stock awards to the extent not expressly set forth above. The table assumes the Committee does not utilize such discretion.

•	For a termination following a change of control, the table below assumes such termination is other than for cause, death or disability, or due to the executive resigning for good reason, or upon certain terminations in connection with or in anticipation of a change of control.

•	None of the named executive officers are eligible for retirement and therefore termination due to retirement is not included in the table below.

•	Life insurance amounts only reflect policies paid for by the Company.

•	The table assumes a “disability” is of a long-term nature, which triggers vesting of share-based awards. Disability payments are shown on an annual basis.

Change of Control and Severance Payments

			Acceleration
			of Share-		Life	Annual
	Cash	Miscellaneous	Based		Insurance	Disability	280G Tax
	Severance ($)	Benefits ($)(1)	Awards ($)	Dividends ($)	Proceeds ($)	Benefits ($)	Gross Up ($)		Total ($)(5)

Robert S. Taubman(2)
Death	—	—	1,605,890	201,493	1,400,000	—	—		3,207,383
Disability	—	—	1,605,890	201,493	—	360,000	—		2,167,383
Change of control	—	—	1,605,890	201,493	—	—	—		1,807,383
Lisa A. Payne(3)
Termination without cause	1,334,075	—	932,473	116,637	—	—	—		2,383,185
Death	—	—	932,473	116,637	1,400,000	—	—		2,449,110
Disability	—	—	932,473	116,637	—	360,000	—		1,409,110
Change of control	2,946,565	246,291	932,473	116,637	—	—	—	(4)	4,241,966
William S. Taubman(2)
Death		—	932,473	116,637	1,400,000		—		2,449,110
Disability	—	—	932,473	116,637	—	360,000	—		1,409,110
Change of control	—	—	932,473	116,637	—	—	—		1,049,110
Morgan B. Parker(3)
Termination without cause	2,566,667	—	—	—	—	—	—		2,566,667
Termination by executive for good reason	2,566,667	—	—	—	—	—	—		2,566,667
Death	—	—	—	—	751,928	—	—		751,928
Disability	—	—	—	—	—	—	—		—
David T. Weinert(3)
Death	—	—	444,379	55,080	1,400,000	—	—		1,899,459
Disability	—	—	444,379	55,080	—	360,000	—		859,459
Change of control	1,878,169	164,194	444,379	55,080	—	—	—	(4)	2,541,822

(1)	Amount includes the value of continuing health and welfare benefits for 30 months after December 31, 2008 and outplacement services for one year after December 31, 2008.

(2)	Except as noted in the table above or as specified in “—Items Not Reflected in Table”, such person does not receive any additional payments if (A) he voluntarily terminates his employment, or (B) his employment is terminated by the Company with or without cause.

(3)	Except as noted in the table above or as specified in “—Items Not Reflected in Table”, such person does not receive any additional payments if (A) he or she voluntarily terminates such employment, or (B) his or her employment is terminated by the Company with cause.

(4)	Ms. Payne and Mr. Weinert each are eligible for a 280G tax gross up, but no such payment would have been necessary upon a change of control as of December 31, 2008.

(5)	For terminations due to disability, the total amounts only include one year of disability benefits. In actuality, such amount will be paid on an annual basis.

Related Person Transactions

Policies and Procedures

To assist the Company in complying with its disclosure obligations and to enhance the Company’s disclosure controls, the Board approved a formal policy in December 2006 regarding related person transactions, which generally reflects the historical process and procedures utilized by the Company on an informal basis. A “related person” is a director, officer, nominee for director or a more than 5% shareholder (of any class of the Company’s Voting Stock) since the beginning of the Company’s last completed fiscal year, and their immediate family members. A related person transaction is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, directors and executive officers are required to complete an annual questionnaire in connection with the Company’s proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions, and such persons also are required to provide written notice to the Company’s General Counsel or outside general counsel of any updates to such information prior to the annual meeting. Further, the Company’s financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.

From January 1, 2008 through the date hereof, the Company’s related person transactions were solely with the Taubman family and their affiliates. The Audit Committee and/or the independent directors of the Board reviewed such business transactions to ensure that the Company’s involvement in such transactions were on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and were in the best interests of the Company and its shareholders. When necessary or appropriate, the Company has engaged third party consultants and special counsel, and the Board has created a special committee, to review such transactions. While Messrs. Robert Taubman and William Taubman may participate in certain discussions regarding Company transactions with the Taubman family and affiliates, they recuse themselves from the approval process by the Board or Audit Committee and do not negotiate contractual terms or control the Company’s strategies with respect to such transactions.

Related Person Transactions in 2008 and 2009

The Manager is the manager of the Sunvalley shopping center (Sunvalley) in Contra Costa County, California, and has been the manager since its development. TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which indirectly owns the center. The other 50% partner consists of two entities owned and controlled by Mr. A. Alfred Taubman, the Company’s largest shareholder, former Chairman of the Board and the father of Messrs. Robert and William Taubman. Sunvalley’s partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent.

Mr. A. Alfred Taubman and certain of his affiliates receive various management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $2.2 million in 2008.

During 2008, the Manager paid approximately $2.5 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which Messrs. A. Taubman, Robert Taubman and William Taubman have financial interests. The office lease, which was renewed in 2004 effective May 1, 2005, terminates in April 2015. The lease also provides for a five-year renewal option at the end of the term. At its option, the Manager may surrender 10% of leased space in 2010. Effective May 1, 2005, the first year annual rent was $1.4 million, the second to fifth years’ rent is $2.4 million per year and the sixth to tenth years’ rent is $2.6 million per year.

The Taubman Asset Group, an entity which manages the personal assets of, and provides administrative services to, the Taubman family, including Mr. A. Alfred Taubman (collectively, the “Taubman Family”), utilize a portion of the Manager’s Bloomfield Hills, Michigan offices and a portion of the Manager’s New York offices. For the use of the office space, they paid the Manager approximately $326,000 in 2008, representing their pro rata share of the total occupancy costs. In addition, employees of the Taubman Asset Group, Mr. A. Taubman and certain employees of members of the Taubman Family and other affiliated companies of the Taubman Family were enrolled in the benefit program of the Manager. For participation in the Manager’s benefit program, participants paid the Manager approximately $802,000 in 2008, representing 100% reimbursement of the costs associated with their employees’ participation in the benefit program plus a 15% administrative fee. Offsetting this expense is a $154,000 refund paid by the Manager due to a health and dental surplus as a result of lower claims. This refund was calculated based on the participants’ share of participating employees in the benefit program.

The Manager leases a corporate plane and leases a fractional interest in another plane for business use and was reimbursed approximately $687,000 in 2008 by the Taubman Family for personal use of the corporate jets, representing 100% of the incremental costs of such use. See “Compensation Discussion and Analysis—Elements of Compensation for 2008 for Named Executive Officers—Perquisites” for information on calculating incremental cost to the Company in respect of corporate jet use.

At the time of the Company’s initial public offering and its acquisition of its partnership interest in TRG, the Company entered into an agreement (the Cash Tender Agreement) with Mr. A. Alfred Taubman, who owns an interest in TRG, whereby he has the annual right to tender to the Company TRG units (provided that the aggregate value is at least $50 million) and cause the Company to purchase the tendered interests at a purchase price based on its market valuation on the trading date immediately preceding the date of the tender. At Mr. A. Taubman’s election, his family and certain others may participate in tenders. The Company will have the option to pay for these interests from available cash, borrowed funds, or from the proceeds of an offering of common stock. Generally, the Company expects to finance these purchases through the sale of new shares of its stock. The tendering partner will bear all market risk if the market price at closing is less than the purchase price and will bear the costs of sale. Any proceeds of the offering in excess of the purchase price will be for the sole benefit of the Company. The Company accounts for the Cash Tender Agreement as a freestanding written put option. As the option put price is defined by the current market price of the Company’s stock at the time of tender, the fair value of the written option defined by the Cash Tender Agreement is considered to be zero. Based on a market value at December 31, 2008 of $25.46 per common share, the aggregate value of interests in TRG that may be tendered under the Cash Tender Agreement was approximately $647 million. The purchase of these interests at December 31, 2008 would have resulted in the Company owning an additional 32% interest in TRG.

Audit Committee Disclosure

The Audit Committee acts under a written charter available at www.taubman.com under Investing—Corporate Governance. Each of the members of the Audit Committee is independent under the Company’s Corporate Governance Guidelines and as independence for audit committee members is defined by the rules adopted by the SEC and the NYSE. An Audit Committee member may not simultaneously serve on more than two other audit committees of public companies unless the Board determines that such simultaneous service would not impair the ability of such Committee member to effectively serve on the Company’s audit committee and discloses such determination in the Company’s annual proxy statement. Mr. Tysoe, appointed to the Audit Committee and Board in December 2007, is a member of more than two other public company audit committees. In March 2009, after considering all of the relevant facts and circumstances, including but not limited to Mr. Tysoe’s other activities and commitments as well as his exemplary service to the Board and Audit Committee since his appointment, the Board determined that the foregoing would not impair Mr. Tysoe’s ability to effectively serve on the Audit Committee.

As described more fully in its charter, the Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

The responsibilities of the Audit Committee include engaging an accounting firm to be the Company’s independent registered public accounting firm and establishing the terms of retention, including compensation. Additionally, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the continued independence of the Company’s independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company’s independent registered public accounting firm.

Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

Fees of the Independent Registered Public Accounting Firm

The following table sets forth the fees the Company was billed for audit and other services provided by KPMG in 2008 and 2007. All of such services were approved in conformity with the pre-approval policies and procedures described above. The Audit Committee, based on its reviews and discussions with management and KPMG noted above, determined that the provision of these services was compatible with maintaining KPMG’s independence.

	2008	2007
	(amounts in $)

Audit Fees	1,268,542	1,244,264
Audit-Related	20,000	19,000
Tax Fees	5,780	—
Other Fees	—	—

Total Fees	1,294,322	1,263,264

Audit Fees.  Audit fees relate to professional services rendered by KPMG for the audits of the Company’s annual financial statements and the Company’s internal control over financial reporting, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings. The table includes $665,750 and $667,864 in 2008 and 2007, respectively, related to individual shopping center audit reports.

Audit-Related Fees.  Audit-related fees relate to assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2008 and 2007, these audit related services primarily consisted of an audit of an employee benefit plan.

Tax Fees.  Tax fees in 2008 relate to compliance services for certain tax filings.

Report Of The Audit Committee

In connection with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the consolidated financial statements to be included therein, the Audit Committee has:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with KPMG, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

(3) received the written disclosures and letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence with respect to the Company.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

The Audit Committee

Jerome A. Chazen, Chairman
William U. Parfet
Ronald W. Tysoe

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not ratified by the affirmative vote of two-thirds of the shares of Voting Stock entitled to vote on the record date. KPMG has served as the Company’s independent registered public accounting firm since 2004, and the appointment of KPMG in such years was ratified by the Company’s shareholders at the respective annual meetings. See “Audit Committee Disclosure” for a description of fees in 2008 and 2007 and other matters related to KPMG’s provision of services to the Company.

The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

The Board recommends that the shareholders vote FOR the ratification of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, its executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of the Company’s equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based on the Company’s review of the insiders’ forms furnished to the Company or filed with the SEC and representations made by the directors and executive officers of the Company, no insider failed to file on a timely basis a Section 16(a) report in 2008, except that (A) Mr. Parker’s Form 3, due upon him becoming an executive officer, was late, and (B) Mr. Robert Taubman had one late Form 4 that included one purchase transaction reported late.

The Board has determined that the current members of the Compensation Committee qualify as non-employee directors as defined in Rule 16b-3 of the Exchange Act.

Cost of Proxy Solicitation

The cost of preparing, assembling and mailing the proxy material will be paid by the Company. The Company will request brokers, trustees, banks and other nominees to send the Notice and/or proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company’s directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work. Further, Innisfree M&A Incorporated has been retained to provide proxy solicitation services for a fee not to exceed $12,500 (excluding expenses).

Presentation of Shareholder Proposals at 2010 Annual Meeting

Any shareholder proposal intended to be included in the Company’s proxy statement and form of proxy for the 2010 annual meeting must be received by the Company at 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 by the close of business on December 15, 2009, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Any director nomination or shareholder proposal intended to be presented for consideration at the 2010 annual meeting, but not intended to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting, must be received by the Company at the address stated above between March 2, 2010 and the close of business on March 30, 2010 to be considered timely. See “Proposal 1—Election of Directors—Committees of the Board—Nominating and Corporate Governance Committee” for further information on the advance notice provisions set forth in the Company’s by-laws.

Householding

The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies or has elected e-mail delivery of proxy materials. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2008 annual report and 2009 proxy statement, as follows:

•	Shareholders owning their Voting Stock through a broker, trustee, bank or other nominee should contact such record holder directly; and

•	Shareholders of record should contact Broadridge Investor Communications Solutions, toll-free at 1-800-542-1061, or may write to: Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2008 Annual Report

The Annual Report of the Company for the year ended December 31, 2008, including financial statements for the three years ended December 31, 2008 audited by KPMG, LLP, the Company’s independent registered public accounting firm, is being furnished with the proxy statement through the Internet, via e-mail or by paper delivery. See “About the Meeting—How can I access the Company’s proxy materials and other reports filed with the SEC?” for further information about delivery of the 2008 annual report.

Please complete the enclosed proxy card or voting instruction card as soon as possible. Alternatively, please vote via telephone or internet (to the extent applicable, as indicated in the Notice, proxy card or voting instruction card).

By Order of the Board of Directors,

Robert S. Taubman,
Chairman of the Board, President and
Chief Executive Officer

April 14, 2009

200 EAST LONG LAKE RD. SUITE 300
BLOOMFIELD HILLS, MI 48304-2324
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2009 for shareholders in The Taubman Company’s 401(k) Plan and up until 11:59 P. M Eastern Time on May 28, 2009 for registered shareholders. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Taubman Centers, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2009 for shareholders in The Taubman Company’s 401(k) Plan and up until 11:59 P.M. Eastern Time on May 28, 2009 for registered shareholders. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Taubman Centers, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards must be received by May 26, 2009 for shareholders in The Taubman Company’s 401(k) Plan and by May 28, 2009 for registered shareholders.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TAUBM1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TAUBMAN CENTERS, INC. The Board of Directors recommends a vote FOR Items 1 and 2. Vote on Directors 1. Election of Directors Nominees (each for a three-year term): 01) Graham T. Allison 02) Peter Karmanos, Jr. 03) William S. Taubman
For Withhold For All All            All Except 0 0 0
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal For Against Abstain
2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for 2009. 0 0 0
For address changes and/or comments, please check this box and 0 write them on the back where indicated.
MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice. 0
Signature [PLEASE SIGN WITHIN BOX] Date
PLEASE SIGN EXACTLY AS NAME APPEARS HEREIN. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PARTNERSHIP OR OTHER BUSINESS ENTITY, PLEASE SIGN IN THE NAME OF THE ENTITY BY AN AUTHORIZED PERSON.
Signature (Joint Owners) Date
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
FOLD AND DETACH HERE
PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS — MAY 29, 2009
The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Friday, May 29, 2009, and at any adjournment or postponement, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement. The undersigned revokes any proxy previously given to vote at such meeting.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1) AND (2) IF THIS PROXY IS PROPERLY EXECUTED AND NO INSTRUCTION IS PROVIDED FOR SUCH ITEM(S).
This proxy also provides voting instructions for shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Taubman Stock Fund in The Taubman Company and Related Entities Employee Retirement Savings Plan (the 401(k) Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee, the 401(k) Plan’s Trustee will vote shares held in the plan in the same proportion as votes received from other participants in the 401(k) Plan.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.
Address Changes/Comments: ___
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)